Exhibit 99.1

Wintrust Financial Corporation

727 North Bank Lane, Lake Forest, Illinois 60045

News Release

FOR IMMEDIATE RELEASE	July 18, 2012

FOR MORE INFORMATION CONTACT:

Edward J. Wehmer, President & Chief Executive Officer

David A. Dykstra, Senior Executive Vice President & Chief Operating Officer

(847) 615-4096

Web site address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION REPORTS SECOND QUARTER 2012 NET INCOME OF $25.6 MILLION, AN INCREASE OF 10% FROM THE 2012 FIRST QUARTER AND 118% FROM THE 2011 SECOND QUARTER

LAKE FOREST, ILLINOIS – Wintrust Financial Corporation (“Wintrust” or “the Company”) (Nasdaq WTFC) announced net income of $25.6 million or $0.52 per diluted common share for the second quarter of 2012 compared to net income of $23.2 million or $0.50 per diluted common share for the first quarter of 2012 and $11.8 million or $0.25 per diluted common share for the second quarter of 2011.

Highlights Compared With the First Quarter of 2012:

•	18% annualized growth in average total loans, excluding covered loans and loans held for sale

•	12% annualized growth in total deposits

•	12 basis point decline in net overhead ratio, based on pre-tax adjusted earnings, to 1.46% down from 1.58%

•	61.38% efficiency ratio, based on pre-tax adjusted earnings, an improvement from 62.31%

•	Pre-tax adjusted earnings increased by 8% to $68.8 million

•	Total non-performing assets as a percentage of total assets remained unchanged at 1.17%

•	Completed the acquisition of Macquarie Premium Funding Inc., the Canadian insurance premium funding business of Macquarie Group

•	Net interest income increased $2.4 million while the net interest margin declined by 4 basis points

The Company’s total assets of $16.6 billion at June 30, 2012 increased $2.0 billion from June 30, 2011. Total deposits as of June 30, 2012 were $13.1 billion, an increase of $1.8 billion from June 30, 2011. Noninterest bearing deposits increased by $650 million or 47% since June 30, 2011, while NOW, wealth management, money market and savings deposits increased $1.0 billion or 21% during the same time period. Total time certificates of deposit at

June 30, 2012 increased $109.4 million or 2% compared to June 30, 2011. Total loans, including loans held for sale but excluding covered loans, were $11.7 billion as of June 30, 2012, an increase of $1.7 billion over June 30, 2011.

Edward J. Wehmer, President and Chief Executive Officer, commented, “Our reported second quarter net income of $25.6 million represents a 10% increase over the $23.2 million of net income reported in the first quarter of 2012 and a 118% increase over the $11.8 million of net income reported in the second quarter of 2011. On a year-to-date basis, our reported net income increased to $48.8 million in 2012, a 73% increase over the $28.2 million of reported net income in 2011. The second quarter of 2012 was highlighted by strong loan and deposit growth, continued improvement in expense control and stable credit quality measures. Improvements in two of our most important measures, pre-tax adjusted earnings and net income, reflect our efforts to grow the franchise and enhance profitability.”

Mr. Wehmer continued, “Total loans outstanding, excluding covered loans and loans held for sale, increased $485 million in the second quarter, including growth attributable to our Canadian insurance premium funding business. Loan growth for the quarter was strong in the commercial, commercial real-estate and commercial premium finance receivables portfolios. Commercial loans increased $129 million, commercial real-estate loans increased $81 million and commercial premium finance receivables increased $317 million in the second quarter. Funding of this loan growth was primarily through growth in deposits which increased $392 million in the second quarter.”

Mr. Wehmer further commented, “Pre-tax adjusted earnings continue to grow, increasing to $69 million in the second quarter of 2012, an 8% increase over the first quarter of 2012 and a 30% increase over the second quarter of 2011. The improvement in pre-tax adjusted earnings reflects continued expense management efforts and growth of net interest income. Our net overhead and efficiency ratios calculated on a pre-tax adjusted earnings basis both continued to improve in the second quarter. These are important expense control measures for the Company. Improvement in both of these ratios reflects our ability to leverage our existing infrastructure. Net interest income increased during the second quarter as growth in average earning assets offset a small decline in the net interest margin. The decline in the net interest margin was primarily attributable to current economic conditions creating an interest rate environment that is not favorable for loan pricing in the banking industry.”

Commenting on credit quality, Mr. Wehmer noted, “The Company’s credit quality metrics exhibited some of the bumpiness that we have been describing that could occur. One large credit, which should be removed from non-performing status shortly, accounted for approximately $13 million of the new non-performing loan inflows this quarter. Overall, the ratio of non-performing assets to total assets remained the same as the end of the first quarter of 2012 at 1.17%. Our credit workout teams continue to make good progress on addressing total non-performing assets as we wind our way through this credit cycle.”

Turning to the future, Mr. Wehmer noted, “Our loan pipeline for internal loan growth remains very strong. Growth in net interest income should be positively impacted by this anticipated loan growth, incorporation of a full quarter of the Canadian commercial premium finance business, paying off our securitization in the middle of the third quarter and further deposit re-pricing opportunities on the funding side. The continued low asset yields as a result of the rate and economic environment will be a bit of a headwind.”

In closing, Mr. Wehmer added, “We continue to see opportunities across all facets of our franchise both organically and through acquisitions. Continued discipline in our approach to growth will allow us to expand where it makes the most sense. Growing franchise value while increasing profitability remains our main objective.”

The graphs below illustrate the growth in total assets, total loans excluding covered loans and loans held for sale, total deposits and tangible common book value per share over the most recent five quarters.

The graphs below depict trends in net income, pre-tax adjusted earnings, efficiency ratio based on pre-tax adjusted earnings and net overhead ratio based on pre-tax adjusted earnings over the most recent five quarters. See “Supplement Financial Measures/Ratios” for additional information on these performance measures/ratios.

Wintrust’s key operating measures and growth rates for the second quarter of 2012, as compared to the sequential and linked quarters are shown in the table below:

				% or (4) basis point (bp)		% or basis point (bp)
				change		change
	Three Months Ended			from		from
	June 30, 2012	March 31, 2012	June 30, 2011	1st Quarter 2012		2nd Quarter 2011

Net income	$25,595	$23,210	$11,750	10%		118%
Net income per common share - diluted	$0.52	$0.50	$0.25	4%		108%

Pre-tax adjusted earnings (2)	$68,841	$63,688	$52,860	8%		30%
Net revenue (1)	$179,205	$172,918	$145,358	4%		23%
Net interest income	$128,270	$125,895	$108,706	2%		18%

Net interest margin (2)	3.51%	3.55%	3.40%	(4	)bp	11	bp
Net overhead ratio (2) (3)	1.63%	1.80%	1.72%	(17	)bp	(9	)bp
Net overhead ratio, based on pre-tax adjusted earnings (2) (3)	1.46%	1.58%	1.59%	(12	)bp	(13	)bp
Return on average assets	0.63%	0.59%	0.33%	4	bp	30	bp
Return on average common equity	6.08%	5.90%	3.05%	18	bp	303	bp

At end of period
Total assets	$16,576,282	$16,172,018	$14,615,897	10%		13%
Total loans, excluding loans held-for-sale, excluding covered loans	$11,202,842	$10,717,384	$9,925,077	18%		13%
Total loans, including loans held-for-sale, excluding covered loans	$11,728,946	$11,067,712	$10,064,041	24%		17%
Total deposits	$13,057,581	$12,665,853	$11,259,260	12%		16%
Total shareholders’ equity	$1,722,074	$1,687,921	$1,473,386	8%		17%

(1)	Net revenue is net interest income plus non-interest income.
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s average total assets. A lower ratio indicates a higher degree of efficiency.

(4)	Period-end balance sheet percentage changes are annualized.

Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern for decision-making purposes underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s web site at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Supplemental Financial Information.”

Items Impacting Comparative Financial Results: Acquisitions and Capital

Acquisitions – completed in the past twelve months

On June 8, 2012, the Company, through its wholly-owned subsidiary Lake Forest Bank and Trust Company (“Lake Forest Bank”), completed its previously announced acquisition of Macquarie Premium Funding Inc., the Canadian insurance premium funding business of Macquarie Group. Through this transaction, Lake Forest Bank acquired approximately $213 million of gross premium finance receivables outstanding. The Company recorded goodwill of approximately $22 million on the acquisition.

On April 13, 2012, the Company’s wholly-owned subsidiary bank, Old Plank Trail Community Bank, N.A. (“Old Plank Trail Bank”), completed its previously announced acquisition of a branch of Suburban Bank & Trust Company (“Suburban”) located in Orland Park, Illinois. Through this transaction, Old Plank Trail Bank acquired approximately $52 million of deposits and $3 million of loans. The Company recorded goodwill of $1.5 million on the branch acquisition.

On March 30, 2012, the Company’s wholly-owned subsidiary, The Chicago Trust Company, N.A. (“CTC”), completed its previously announced acquisition of the trust operations of Suburban. Through this transaction, CTC acquired trust accounts having assets under administration of approximately $160 million, in addition to land trust accounts and various other assets. The Company recorded goodwill of $1.8 million on the acquisition.

On February 10, 2012, the Company announced that its wholly-owned subsidiary bank, Barrington Bank and Trust Company, N.A. (“Barrington”), acquired certain assets and liabilities and the banking operations of Charter National Bank and Trust (“Charter National”) in an FDIC-assisted transaction. Charter National operated two locations: one in Hoffman Estates and one in Hanover Park.

On September 30, 2011, the Company completed its acquisition of Elgin State Bancorp, Inc. (“ESBI”). ESBI was the parent company of Elgin State Bank, which operated three banking locations in Elgin, Illinois. As part of the transaction, Elgin State Bank merged into the Company’s wholly-owned subsidiary bank, St. Charles Bank & Trust Company (“St. Charles”), and the three acquired banking locations are operating as branches of St. Charles under the brand name Elgin State Bank. Elgin State Bank had approximately $262 million in assets and $240 million in deposits as of the acquisition date, prior to purchase accounting adjustments. The Company recorded goodwill of approximately $5.0 million on the acquisition.

On July 8, 2011, the Company announced that its wholly-owned subsidiary bank, Northbrook Bank & Trust Company (“Northbrook”), acquired certain assets and liabilities and the banking operations of First Chicago Bank &

Trust (“First Chicago”) in an FDIC-assisted transaction. First Chicago operated seven locations in Illinois: three in Chicago and one each in Bloomingdale, Itasca, Norridge and Park Ridge.

On July 1, 2011, the Company completed its acquisition of Great Lakes Advisors, Inc. (“Great Lakes Advisors”), a Chicago-based investment manager with approximately $2.4 billion in assets under management. The Company recorded goodwill of $15.7 million on the acquisition. Great Lakes Advisors merged with Wintrust’s existing asset management business, Wintrust Capital Management, LLC and operates as “Great Lakes Advisors, LLC, a Wintrust Wealth Management Company”.

Summary of FDIC-assisted transactions in the past twelve months

•

Barrington assumed approximately $89 million of the outstanding deposits and approximately $94 million of assets of Charter National on February 10, 2012, prior to purchase accounting adjustments. A bargain purchase gain of $785,000 was recognized on this transaction.

•

Northbrook assumed approximately $887 million of the outstanding deposits and approximately $959 million of assets of First Chicago on July 8, 2011, prior to purchase accounting adjustments. A bargain purchase gain of $27.4 million was recognized on this transaction.

Loans comprise the majority of the assets acquired in the FDIC-assisted transactions and are subject to loss sharing agreements with the FDIC where the FDIC has agreed to reimburse the Company for 80% of losses incurred on the purchased loans. Additionally, the loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect to such assets in the loss share agreements. We refer to the loans subject to these loss-sharing agreements as “covered loans.” We use the term “covered assets” to refer to the total of covered loans, covered OREO and certain other covered assets. The agreements with the FDIC require that the Company follow certain servicing procedures or risk losing FDIC reimbursement of losses related to covered assets.

Stock Offerings

On March 14, 2012, the Company announced the pricing of 110,000 shares, or $110,000,000 aggregate liquidation preference, of Non-Cumulative Perpetual Convertible Preferred Stock, Series C (“Preferred Stock”). On March 15, 2012, the Company’s underwriters exercised their option to purchase 16,500, or $16,500,000 aggregate liquidation preference, of Preferred Stock. After giving effect to the exercise of the overallotment option, the underwriters purchased an aggregate of 126,500 shares or $126,500,000 aggregate liquidation preference, of Preferred Stock in the offering.

Capital Ratios

As of June 30, 2012, the Company’s estimated capital ratios were 13.5% for total risk-based capital, 12.4% for tier 1 risk-based capital and 10.2% for leverage, above the well capitalized guidelines. Additionally, the Company’s tangible common equity ratio was 7.4% at June 30, 2012. Assuming full conversion of preferred stock, the tangible common equity ratio was 8.4% at June 30, 2012.

Financial Performance Overview – Second Quarter 2012

For the second quarter of 2012, net interest income totaled $128.3 million, an increase of $2.4 million as compared to the first quarter of 2012 and $19.6 million as compared to the second quarter of 2011. The increases in net interest income on both a sequential and linked quarter basis are the result of:

•	The change in deposit mix and loan growth positively impacted net interest income in the second quarter of 2012 as compared to the first quarter of 2012 and second quarter of 2011.

•

Average earning assets for the second quarter of 2012 increased by $1.9 billion compared to the second quarter of 2011. Average earning asset growth over the past 12 months was primarily a result of the $1.4 billion increase in average loans, excluding covered loans, $241.7 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $192.2 million increase in average liquidity management and other earning assets. Growth in average loans included a $563.7 million increase in commercial loans as a result of the Company’s commercial banking initiative and the Elgin State Bank acquisition completed at the end of the third quarter of 2011. Additionally, increases totaling $343.6 million in average residential real loans, which includes mortgages held for sale, were the result of higher residential originations in the current quarter as a result of lower mortgage interest rates. Average commercial insurance premium finance loans increased $245.7 million in the second quarter of 2012. The last significant category of average loans which had an increase was the commercial real estate loan portfolio which increased $230.1 million. These increases were partially offset by a decrease in average home equity loans of $57.8 million. The average earning asset growth of $1.9 billion over the past 12 months was primarily funded by a $1.3 billion increase in the average balances of interest-bearing deposits and an increase in the average balance of net free funds of $588.8 million.

•

During the second quarter of 2012, the Company repurchased an additional $67.2 million of the $600 million Class A notes issued in the third quarter of 2009 as part of its loan securitization. As of June 30, 2012, the Company has repurchased a total of $239.2 million of the $600 million Class A notes.

The net interest margin for the second quarter of 2012 was 3.51% compared to 3.55% in the first quarter of 2012 and 3.40% in the second quarter of 2011. The changes in net interest margin on both a linked and sequential quarter basis are the result of:

•

The four basis point decrease in net interest margin in the second quarter of 2012 compared to the first quarter of 2012 resulted from lower yields on liquidity management assets and loans and lower market yields on mortgages held for sale partially offset by the positive re-pricing of retail interest-bearing deposits along with a more favorable deposit mix.

•

The 11 basis point increase in the second quarter of 2012 compared to the second quarter of 2011 was primarily attributable to a 31 basis point decline in the cost of interest-bearing deposits and a 95 basis point decline in the cost of wholesale borrowings over the last 12 months. Offsetting this was a 41 basis point decline in our yield on total loans as a result of an interest rate environment that has not been favorable for loan pricing in the banking industry.

Non-interest income totaled $50.9 million in the second quarter of 2012, increasing $3.9 million, or 8.3%, compared to the first quarter of 2012 and increasing $14.3 million, or 39%, compared to the second quarter of 2011. The increase in the second quarter of 2012 compared to the first quarter of 2012 is primarily attributable to higher mortgage banking revenues and wealth management revenues, partially offset by trading losses, less income from investment partnerships and no acquisition-related bargain purchase gains as gains were recorded during the first quarter of 2012 as a result of the Charter National FDIC-assisted transaction. The increase in the second quarter of 2012 compared to the second quarter of 2011 was primarily attributable to higher mortgage banking revenues and wealth management revenues, partially offset by a decrease in bargain purchase gains and trading losses. Mortgage banking revenue increased $7.1 million when compared to the first quarter of 2012 and increased $12.8 million when compared to the second quarter of 2011. The increase in mortgage banking revenue in the current quarter as compared to the second quarter of 2011 resulted primarily from an increase in gains on sales of loans, which was driven by higher origination volumes in the current quarter due to a favorable mortgage interest rate environment partially offset by lower mortgage servicing rights (“MSR”) valuations. Loans sold to the secondary market were $854 million in the second quarter of 2012 compared to $715 million in the first quarter of 2012 and $459 million in the second quarter of 2011 (see “Non-Interest Income” section later in this release for further detail).

Non-interest expense totaled $117.2 million in the second quarter of 2012, decreasing $573,000 compared to the first quarter of 2012 and increasing $20.0 million, or 21%, compared to the second quarter of 2011. The increase compared to the second quarter of 2011 was primarily attributable to a $15.1 million increase in salaries and employee benefits. Salaries and employee benefits expense increased primarily as a result of a $5.2 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows, an $8.7 million increase in bonus and commissions primarily attributable to the increase in variable pay based revenue and the Company’s long-term incentive program and a $1.2 million increase from employee benefits (primarily health plan and payroll taxes related).

Financial Performance Overview – First Six Months of 2012

The net interest margin for the first six months of 2012 was 3.53% compared to 3.44% in the first six months of 2011. Average earnings assets for the first six months of 2012 totaled $14.5 billion, an increase of $1.7 billion compared to the prior year period. This average earning asset growth is primarily a result of the $1.2 billion increase in average loans, excluding covered loans, $290.9 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $162.7 million increase in liquidity management and other earning assets. The majority of the increase in average loans was comprised of increases of $528.2 million in commercial loans, $204.8 million in commercial real estate loans, $310.1 million in premium finance receivables and $200.4 million in residential real estate loans, partially offset by a $23.9 million decrease in home equity and all other loans. The average earning asset growth of $1.7 billion in the first six months of 2012 compared to the prior year period was primarily funded by a $1.1 billion increase in the average balances of interest-bearing deposits and an increase in the average balance of net free funds of $461.3 million.

Non-interest income totaled $98.0 million in the first six months of 2012, increasing $20.4 million, or 26%, compared to the first six months of 2011. The change is primarily attributable to higher mortgage banking revenues and wealth management revenues, partially offset by lower bargain purchase gains recorded during the current period relating to FDIC-assisted acquisitions than during the comparable period. Mortgage banking revenue increased $19.7 million when compared to the first six months of 2011. The increase in the first six months of 2012 results primarily from an increase in gains on sales of loans, which was driven by higher origination volumes due to a favorable mortgage interest rate environment in 2012. Loans sold to the secondary market were $1.6 billion in the first six months of 2012 compared to $1.0 billion in the first six months of 2011.

Non-interest expense totaled $234.9 million in the first six months of 2012, increasing $39.6 million compared to the first six months of 2011. The increase compared to the first six months of 2011 was primarily attributable to a $28.0 million increase in salaries and employee benefits. Salaries and employee benefits expense increased primarily as a result of a $10.0 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows, a $14.7 million increase in bonus and commissions primarily attributable to the increase in variable pay based revenue and the Company’s long-term incentive program and a $3.3 million increase from employee benefits (primarily health plan and payroll taxes related).

Financial Performance Overview – Credit Quality

The ratio of non-performing assets to total assets remained the same at June 30, 2012 compared to the first quarter of 2012. Non-performing assets, excluding covered assets, totaled $193.5 million, or 1.17% of total assets at June 30, 2012, compared to $189.9 million, or 1.17% of total assets, at March 31, 2012 and $238.8 million, or 1.57% of total assets, at June 30, 2011.

Non-performing loans, excluding covered loans, totaled $120.9 million, or 1.08% of total loans, at June 30, 2012, compared to $113.6 million, or 1.06% of total loans, at March 31, 2012 and $156.1 million, or 1.57% of total loans, at June 30, 2011. The increase in commercial non-performing loans was primarily related to one credit relationship totaling approximately $13 million. OREO, excluding covered OREO, of $72.6 million at June 30, 2012, decreased $3.7 million compared to $76.2 million at March 31, 2012 and decreased $10.2 million compared to $82.8 million at June 30, 2011.

The provision for credit losses, excluding the provision for covered loan losses, totaled $18.4 million for the second quarter of 2012 compared to $15.2 million for the first quarter of 2012 and $28.7 million in the second quarter of 2011. Net charge-offs as a percentage of loans, excluding covered loans, for the second quarter of 2012 totaled 62 basis points on an annualized basis compared to 53 basis points on an annualized basis in the first quarter of 2012 and 106 basis points on an annualized basis in the second quarter of 2011.

Excluding the allowance for covered loan losses, the allowance for credit losses at June 30, 2012 totaled $124.8 million, or 1.11% of total loans, compared to $124.1 million, or 1.16% of total loans, at March 31, 2012 and $119.7 million, or 1.21% of total loans, at June 30, 2011.

WINTRUST FINANCIAL CORPORATION

Selected Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Selected Financial Condition Data (at end of period):
Total assets	$16,576,282	$14,615,897
Total loans, excluding covered loans	11,202,842	9,925,077
Total deposits	13,057,581	11,259,260
Junior subordinated debentures	249,493	249,493
Total shareholders’ equity	1,722,074	1,473,386
Selected Statements of Income Data:
Net interest income	$128,270	$108,706	$254,165	$218,320
Net revenue (1)	179,205	145,358	352,123	295,859
Pre-tax adjusted earnings (2)	68,841	52,860	132,529	103,892
Net income	25,595	11,750	48,805	28,152
Net income per common share - Basic	$0.63	$0.31	$1.24	$0.75
Net income per common share - Diluted	$0.52	$0.25	$1.02	$0.60
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.51%	3.40%	3.53%	3.44%
Non-interest income to average assets	1.26%	1.04%	1.23%	1.11%
Non-interest expense to average assets	2.89%	2.76%	2.94%	2.80%
Net overhead ratio (2) (3)	1.63%	1.72%	1.71%	1.69%
Net overhead ratio, based on pre-tax adjusted earnings (2) (3)	1.46%	1.59%	1.44%	1.29%
Efficiency ratio (2) (4)	65.63%	67.22%	66.91%	66.11%
Efficiency ratio, based on pre-tax adjusted earnings (2) (4)	61.38%	62.81%	61.83%	63.18%
Return on average assets	0.63%	0.33%	0.61%	0.40%
Return on average common equity	6.08%	3.05%	5.99%	3.76%

Average total assets	$16,319,207	$14,105,136	$16,077,279	$14,059,339
Average total shareholders’ equity	1,695,440	1,460,071	1,630,051	1,449,031
Average loans to average deposits ratio (excluding covered loans)	88.2%	90.9%	88.2%	91.1%
Average loans to average deposits ratio (including covered loans)	93.4%	94.8%	93.4%	94.5%
Common Share Data at end of period:
Market price per common share	$35.50	$32.18
Book value per common share (2)	$35.86	$33.63
Tangible common book value per share (2)	$27.69	$26.67
Common shares outstanding	36,340,843	34,988,125

Other Data at end of period:(8)
Leverage Ratio (5)	10.2%	10.3%
Tier 1 capital to risk-weighted assets (5)	12.4%	12.3%
Total capital to risk-weighted assets (5)	13.5%	13.5%
Tangible common equity ratio (TCE) (2)(7)	7.4%	7.9%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.4%	8.2%
Allowance for credit losses (6)	$124,823	$119,697
Non-performing loans	$120,920	$156,072
Allowance for credit losses to total loans (6)	1.11%	1.21%
Non-performing loans to total loans	1.08%	1.57%
Number of:
Bank subsidiaries	15	15
Non-bank subsidiaries	8	7
Banking offices	100	88

(1)	Net revenue includes net interest income and non-interest income
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
(5)	Capital ratios for current quarter-end are estimated.
(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excludes the allowance for covered loan losses.
(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets.
(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(In thousands)	(Unaudited) June 30, 2012	December 31, 2011	(Unaudited) June 30, 2011
Assets
Cash and due from banks	$176,529	$148,012	$140,434
Federal funds sold and securities purchased under resale agreements	15,227	21,692	43,634
Interest-bearing deposits with other banks	1,117,888	749,287	990,308
Available-for-sale securities, at fair value	1,196,702	1,291,797	1,456,426
Trading account securities	608	2,490	509
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	92,792	100,434	86,761
Brokerage customer receivables	31,448	27,925	29,736
Mortgage loans held-for-sale, at fair value	511,566	306,838	133,083
Mortgage loans held-for-sale, at lower of cost or market	14,538	13,686	5,881
Loans, net of unearned income, excluding covered loans	11,202,842	10,521,377	9,925,077
Covered loans	614,062	651,368	408,669

Total loans	11,816,904	11,172,745	10,333,746
Less: Allowance for loan losses	111,920	110,381	117,362
Less: Allowance for covered loan losses	20,560	12,977	7,443

Net loans	11,684,424	11,049,387	10,208,941
Premises and equipment, net	449,608	431,512	403,577
FDIC indemnification asset	222,568	344,251	110,049
Accrued interest receivable and other assets	710,275	444,912	389,634
Trade date securities receivable	—	634,047	322,091
Goodwill	330,896	305,468	283,301
Other intangible assets	21,213	22,070	11,532

Total assets	$16,576,282	$15,893,808	$14,615,897

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$2,047,715	$1,785,433	1,397,433
Interest bearing	11,009,866	10,521,834	9,861,827

Total deposits	13,057,581	12,307,267	11,259,260
Notes payable	2,457	52,822	1,000
Federal Home Loan Bank advances	564,301	474,481	423,500
Other borrowings	375,523	443,753	432,706
Secured borrowings - owed to securitization investors	360,825	600,000	600,000
Subordinated notes	15,000	35,000	40,000
Junior subordinated debentures	249,493	249,493	249,493
Trade date securities payable	19,025	47	2,243
Accrued interest payable and other liabilities	210,003	187,412	134,309

Total liabilities	14,854,208	14,350,275	13,142,511

Shareholders’ Equity:
Preferred stock	176,337	49,768	49,704
Common stock	36,573	35,982	34,988
Surplus	1,013,428	1,001,316	969,315
Treasury stock	(7,374)	(112)	(50)
Retained earnings	501,139	459,457	415,297
Accumulated other comprehensive income (loss)	1,971	(2,878)	4,132

Total shareholders’ equity	1,722,074	1,543,533	1,473,386

Total liabilities and shareholders’ equity	$16,576,282	$15,893,808	$14,615,897

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2012	2011	2012	2011
Interest income
Interest and fees on loans	$144,100	$132,338	$287,655	$268,881
Interest bearing deposits with banks	203	870	451	1,806
Federal funds sold and securities purchased under resale agreements	6	23	18	55
Securities	10,510	11,438	22,357	20,978
Trading account securities	10	10	19	23
Federal Home Loan Bank and Federal Reserve Bank stock	641	572	1,245	1,122
Brokerage customer receivables	221	194	432	360

Total interest income	155,691	145,445	312,177	293,225

Interest expense
Interest on deposits	17,273	22,404	35,303	46,360
Interest on Federal Home Loan Bank advances	2,867	4,010	6,451	7,968
Interest on notes payable and other borrowings	2,274	2,715	5,376	5,345
Interest on secured borrowings - owed to securitization investors	1,743	2,994	4,292	6,034
Interest on subordinated notes	126	194	295	406
Interest on junior subordinated debentures	3,138	4,422	6,295	8,792

Total interest expense	27,421	36,739	58,012	74,905

Net interest income	128,270	108,706	254,165	218,320
Provision for credit losses	20,691	29,187	38,091	54,531

Net interest income after provision for credit losses	107,579	79,519	216,074	163,789

Non-interest income
Wealth management	13,393	10,601	25,794	20,837
Mortgage banking	25,607	12,817	44,141	24,448
Service charges on deposit accounts	3,994	3,594	8,202	6,905
Gains on available-for-sale securities, net	1,109	1,152	1,925	1,258
Gain on bargain purchases, net	(55)	746	785	10,584
Trading losses, net	(928)	(30)	(782)	(470)
Other	7,815	7,772	17,893	13,977

Total non-interest income	50,935	36,652	97,958	77,539

Non-interest expense
Salaries and employee benefits	68,139	53,079	137,169	109,178
Equipment	5,466	4,409	10,866	8,673
Occupancy, net	7,728	6,772	15,790	13,277
Data processing	3,840	3,147	7,458	6,670
Advertising and marketing	2,179	1,440	4,185	3,054
Professional fees	3,847	4,533	7,451	8,079
Amortization of other intangible assets	1,089	704	2,138	1,393
FDIC insurance	3,477	3,281	6,834	7,799
OREO expenses, net	5,848	6,577	13,026	12,385
Other	15,572	13,264	30,027	24,807

Total non-interest expense	117,185	97,206	234,944	195,315

Income before taxes	41,329	18,965	79,088	46,013
Income tax expense	15,734	7,215	30,283	17,861

Net income	$25,595	$11,750	$48,805	$28,152

Preferred stock dividends and discount accretion	$2,644	$1,033	$3,890	$2,064

Net income applicable to common shares	$22,951	$10,717	$44,915	$26,088

Net income per common share - Basic	$0.63	$0.31	$1.24	$0.75

Net income per common share - Diluted	$0.52	$0.25	$1.02	$0.60

Cash dividends declared per common share	$—	$—	$0.09	$0.09

Weighted average common shares outstanding	36,329	34,971	36,266	34,950
Dilutive potential common shares	7,770	8,438	7,723	8,437

Average common shares and dilutive common shares	44,099	43,409	43,989	43,387

SUPPLEMENTAL FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), net interest margin (including its individual components), the efficiency ratio, tangible common equity ratio, tangible common book value per share and pre-tax adjusted earnings. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent (“FTE”) basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a FTE basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. Pre-tax adjusted earnings is a significant metric in assessing the Company’s operating performance. Pre-tax adjusted earnings is calculated by adjusting income before taxes to exclude the provision for credit losses and certain significant items.

The net overhead ratio and the efficiency ratio are primarily reviewed by the Company based on pre-tax adjusted earnings. The Company believes that these measures provide a more meaningful view of the Company’s operating efficiency and expense management. The net overhead ratio, based on pre-tax adjusted earnings, is calculated by netting total adjusted non-interest expense and total adjusted non-interest income, annualizing this amount, and dividing it by total average assets. Adjusted non-interest expense is calculated by subtracting OREO expenses, covered loan collection expense, defeasance cost and seasonal payroll tax fluctuation. Adjusted non-interest income is calculated by adding back the recourse obligation on loans previously sold and subtracting gains or adding back losses on investment partnerships, bargain purchase, trading and available-for-sale securities activity.

The efficiency ratio, based on pre-tax adjusted earnings, is calculated by dividing adjusted non-interest expense by adjusted taxable-equivalent net revenue. Adjusted taxable-equivalent net revenue is comprised of fully taxable equivalent net interest income and adjusted non-interest income.

The following table presents a reconciliation of certain non-GAAP performance measures and ratios used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures for the last 5 quarters:

	Three Months Ended					Six Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
(Dollars and shares in thousands)	2012	2012	2011	2011	2011	2012	2011
Calculation of Net Interest Margin and Efficiency Ratio
(A) Interest Income (GAAP)	$155,691	$156,486	$157,617	$154,951	$145,445	$312,177	$293,225
Taxable-equivalent adjustment:
- Loans	135	134	132	100	110	269	226
- Liquidity management assets	333	329	320	313	296	662	591
- Other earning assets	3	3	2	6	2	6	5

Interest Income - FTE	$156,162	$156,952	$158,071	$155,370	$145,853	$313,114	$294,047
(B) Interest Expense (GAAP)	27,421	30,591	32,970	36,541	36,739	58,012	74,905

Net interest income - FTE	$128,741	$126,361	$125,101	$118,829	$109,114	$255,102	$219,142

(C) Net Interest Income (GAAP) (A minus B)	$128,270	$125,895	$124,647	$118,410	$108,706	$254,165	$218,320

(D) Net interest margin (GAAP)	3.49%	3.54%	3.44%	3.36%	3.38%	3.52%	3.42%
Net interest margin - FTE	3.51%	3.55%	3.45%	3.37%	3.40%	3.53%	3.44%

(E) Efficiency ratio (GAAP)	65.80%	68.42%	70.17%	57.34%	67.41%	67.09%	66.30%
Efficiency ratio - FTE	65.63%	68.24%	69.99%	57.21%	67.22%	66.91%	66.11%
Efficiency ratio - Based on pre-tax adjusted earnings	61.38%	62.31%	64.76%	63.69%	62.81%	61.83%	63.18%

(F) Net Overhead Ratio (GAAP)	1.63%	1.80%	1.83%	1.00%	1.72%	1.71%	1.69%
Net Overhead ratio - Based on pre-tax adjusted earnings	1.46%	1.58%	1.62%	1.56%	1.59%	1.44%	1.29%

Calculation of Tangible Common Equity ratio (at period end)
Total shareholders’ equity	$1,722,074	$1,687,921	$1,543,533	$1,528,187	$1,473,386
(G) Less: Preferred stock	(176,337)	(176,302)	(49,768)	(49,736)	(49,704)
Less: Intangible assets	(352,109)	(329,396)	(327,538)	(324,782)	(294,833)

(H) Total tangible common shareholders’ equity	$1,193,628	$1,182,223	$1,166,227	$1,153,669	$1,128,849

Total assets	$16,576,282	$16,172,018	$15,893,808	$15,914,804	$14,615,897
Less: Intangible assets	(352,109)	(329,396)	(327,538)	(324,782)	(294,833)

(I) Total tangible assets	$16,224,173	$15,842,622	$15,566,270	$15,590,022	$14,321,064

Tangible common equity ratio (H/I)	7.4%	7.5%	7.5%	7.4%	7.9%
Tangible common equity ratio, assuming full conversion of prefered stock ((H-G)/I)	8.4%	8.6%	7.8%	7.7%	8.2%

Calculation of Pre-Tax Adjusted Earnings
Income before taxes	$41,329	$37,759	$31,974	$50,046	$18,965	$79,088	$46,013
Add: Provision for credit losses	20,691	17,400	18,817	29,290	29,187	38,091	54,531
Add: OREO expenses, net	5,848	7,178	8,821	5,134	6,577	13,026	12,385
Add: Recourse obligation on loans previously sold	(36)	36	986	266	(916)	—	(813)
Add: Covered loan collection expense	1,323	1,399	944	336	806	2,722	1,551
Add: Defeasance cost	148	848	—	—	—	996	—
Add: Seasonal payroll tax fluctuation	(271)	2,265	(932)	(781)	(131)	1,994	1,713
Less: (Gain) loss from investment partnerships	(65)	(1,395)	(723)	1,439	240	(1,460)	(116)
Less: Gain on bargain purchases, net	55	(840)	—	(27,390)	(746)	(785)	(10,584)
Less: Trading (gains) losses	928	(146)	(216)	(591)	30	782	470
Less: Gains on available-for-sale securities, net	(1,109)	(816)	(309)	(225)	(1,152)	(1,925)	(1,258)

Pre-tax adjusted earnings	$68,841	$63,688	$59,362	$57,524	$52,860	$132,529	$103,892

Calculation of book value per share
Total shareholders’ equity	$1,722,074	$1,687,921	$1,543,533	$1,528,187	$1,473,386
Less: Preferred stock	(176,337)	(176,302)	(49,768)	(49,736)	(49,704)

(J) Total common equity	$1,545,737	$1,511,619	$1,493,765	$1,478,451	$1,423,682

Actual common shares outstanding	36,341	36,289	35,978	35,924	34,988
Add: TEU conversion shares	6,760	6,593	7,666	7,666	7,342

(K) Common shares used for book value calculation	43,101	42,882	43,644	43,590	42,330

Book value per share (J/K)	$35.86	$35.25	$34.23	$33.92	$33.63
Tangible common book value per share (H/K)	$27.69	$27.57	$26.72	$26.47	$26.67

LOANS

Loan Portfolio Mix and Growth Rates

				% Growth
				From (1)	From
(Dollars in thousands)	June 30, 2012	December 31, 2011	June 30, 2011	December 31, 2011	June 30, 2011
Balance:
Commercial	$2,673,181	$2,498,313	$2,132,436	14%	25%
Commercial real-estate	3,666,519	3,514,261	3,374,668	9	9
Home equity	820,991	862,345	880,702	(10)	(7)
Residential real-estate	375,494	350,289	329,381	14	14
Premium finance receivables - commercial	1,830,044	1,412,454	1,429,436	59	28
Premium finance receivables - life insurance	1,656,200	1,695,225	1,619,668	(5)	2
Indirect consumer (2)	72,482	64,545	57,718	25	26
Consumer and other	107,931	123,945	101,068	(26)	7

Total loans, net of unearned income, excluding covered loans	$11,202,842	$10,521,377	$9,925,077	13%	13%
Covered loans	614,062	651,368	408,669	(12)	50

Total loans, net of unearned income	$11,816,904	$11,172,745	$10,333,746	12%	14%

Mix:
Commercial	23%	22%	20%
Commercial real-estate	31	31	33
Home equity	7	8	8
Residential real-estate	3	3	3
Premium finance receivables - commercial	15	13	14
Premium finance receivables - life insurance	14	15	16
Indirect consumer (2)	1	1	1
Consumer and other	1	1	1

Total loans, net of unearned income, excluding covered loans	95%	94%	96%
Covered loans	5	6	4

Total loans, net of unearned income	100%	100%	100%

(1)	Annualized
(2)	Includes autos, boats, snowmobiles and other indirect consumer loans.

				> 90 Days	Allowance
As of June 30, 2012		% of		Past Due	For Loan
		Total		and Still	Losses
(Dollars in thousands)	Balance	Balance	Nonaccrual	Accruing	Allocation
Commercial:
Commercial and industrial	$1,621,061	25.6%	$27,911	$—	$17,477
Franchise	178,619	2.8	1,792	—	1,764
Mortgage warehouse lines of credit	123,804	2.0	—	—	913
Community Advantage - homeowner associations	73,289	1.2	—	—	183
Aircraft	22,803	0.4	428	—	151
Asset-based lending	489,207	7.7	342	—	5,457
Municipal	79,708	1.3	—	—	784
Leases	77,806	1.2	—	—	241
Other	1,842	—	—	—	13
Purchased non-covered commercial loans (1)	5,042	0.1	—	486	—

Total commercial	$2,673,181	42.3%	$30,473	$486	$26,983

Commercial Real-Estate:
Residential construction	$44,726	0.7%	$892	$—	$1,215
Commercial construction	156,695	2.5	3,011	—	3,666
Land	165,269	2.6	13,459	—	6,848
Office	570,434	9.0	4,796	—	6,176
Industrial	598,217	9.4	1,820	—	5,721
Retail	562,783	8.9	8,158	—	5,940
Multi-family	337,781	5.3	3,312	—	9,624
Mixed use and other	1,179,152	18.5	20,629	—	14,611
Purchased non-covered commercial real-estate (1)	51,462	0.8	—	2,232	—

Total commercial real-estate	$3,666,519	57.7%	$56,077	$2,232	$53,801

Total commercial and commercial real-estate	$6,339,700	100.0%	$86,550	$2,718	$80,784

Commercial real-estate - collateral location by state:
Illinois	$3,015,007	82.2%
Wisconsin	337,186	9.2

Total primary markets	$3,352,193	91.4%

Florida	56,479	1.5
Arizona	39,219	1.1
Indiana	48,682	1.3
Other (no individual state greater than 0.5%)	169,946	4.7

Total	$3,666,519	100.0%

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

DEPOSITS

Deposit Portfolio Mix and Growth Rates

				% Growth
(Dollars in thousands)	June 30, 2012	December 31, 2011	June 30, 2011	From (1) December 31, 2011	From June 30, 2011
Balance:
Non-interest bearing	$2,047,715	$1,785,433	$1,397,433	30%	47%
NOW	1,780,872	1,698,778	1,530,068	10	16
Wealth Management deposits (2)	954,319	788,311	737,428	42	29
Money Market	2,335,238	2,263,253	1,985,661	6	18
Savings	958,295	888,592	736,974	16	30
Time certificates of deposit	4,981,142	4,882,900	4,871,696	4	2

Total deposits	$13,057,581	$12,307,267	$11,259,260	12%	16%

Mix:
Non-interest bearing	16%	15%	12%
NOW	14	14	14
Wealth Management deposits (2)	7	6	6
Money Market	18	18	18
Savings	7	7	7
Time certificates of deposit	38	40	43

Total deposits	100%	100%	100%

(1)	Annualized
(2)

Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

Time Certificates of Deposit

Maturity/Re-pricing Analysis

  As of June 30, 2012

	CDARs &					Weighted-Average
(Dollars in thousands)	Brokered Certificates of Deposit (1)	MaxSafe Certificates of Deposit (1)	Variable Rate Certificates of Deposit (2)	Other Fixed Rate Certificates of Deposit (1)	Total Time Certificates of Deposits	Rate of Maturing Time Certificates of Deposit (3)
1-3 months	$46,296	$65,049	$166,307	$772,536	$1,050,188	1.03%
4-6 months	5,877	45,408	—	720,289	771,574	0.90%
7-9 months	117,397	32,061	—	557,303	706,761	0.90%
10-12 months	140,672	34,344	—	641,434	816,450	0.73%
13-18 months	126,096	35,429	—	498,882	660,407	1.16%
19-24 months	42,050	17,929	—	261,878	321,857	1.21%
24+ months	111,879	25,074	—	516,952	653,905	2.08%

Total	$590,267	$255,294	$166,307	$3,969,274	4,981,142	1.11%

(1)	This category of certificates of deposit is shown by contractual maturity date.
(2)	This category includes variable rate certificates of deposit and savings certificates with the majority repricing on at least a monthly basis.
(3)	Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

NET INTEREST INCOME

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2012 compared to the second quarter of 2011 (linked quarters):

	For the Three Months Ended June 30, 2012			For the Three Months Ended June 30, 2011
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$2,781,730	$11,693	1.69%	$2,591,398	$13,198	2.04%
Other earning assets (2) (3) (7)	30,761	233	3.04	28,886	208	2.89
Loans, net of unearned income (2) (4) (7)	11,300,395	130,293	4.64	9,859,789	124,047	5.05
Covered loans	659,783	13,943	8.50	418,129	8,400	8.06

Total earning assets (7)	$14,772,669	$156,162	4.25%	$12,898,202	$145,853	4.54%

Allowance for loan and covered loan losses	(134,077)			(125,537)
Cash and due from banks	152,118			135,670
Other assets	1,528,497			1,196,801

Total assets	$16,319,207			$14,105,136

Interest-bearing deposits	$10,815,018	$17,273	0.64%	$9,491,778	$22,404	0.95%
Federal Home Loan Bank advances	514,513	2,867	2.24	421,502	4,010	3.82
Notes payable and other borrowings	422,146	2,274	2.17	338,304	2,715	3.22
Secured borrowings - owed to securitization investors	407,259	1,743	1.72	600,000	2,994	2.00
Subordinated notes	23,791	126	2.10	45,440	194	1.69
Junior subordinated notes	249,493	3,138	4.97	249,493	4,422	7.01

Total interest-bearing liabilities	$12,432,220	$27,421	0.89%	$11,146,517	$36,739	1.32%

Non-interest bearing deposits	1,993,880			1,349,549
Other liabilities	197,667			148,999
Equity	1,695,440			1,460,071

Total liabilities and shareholders’ equity	$16,319,207			$14,105,136

Interest rate spread (5) (7)			3.36%			3.22%
Net free funds/contribution (6)	$2,340,449		0.15%	$1,751,685		0.18%

Net interest income/Net interest margin (7)		$128,741	3.51%		$109,114	3.40%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2012 and 2011 were $471,000 and $408,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The 11 basis point increase in the second quarter of 2012 compared to the second quarter of 2011 was primarily attributable to a 31 basis point decline in the cost of interest-bearing deposits and a 95 basis point decline in the cost of wholesale borrowings over the last 12 months. Offsetting this was a 41 basis point decline in our yield on total loans as a result of an interest rate environment that has not been favorable for loan pricing in the banking industry.

The majority of covered loans are accounted for in accordance with ASC 310-30. As such, the yield on these loans at the acquisition date represents a fair value loan yield. In periods subsequent to the quarter of acquisition, the Company has experienced cash collections generally better than estimated for the initial valuation. Overall, expected losses have decreased and expected estimated lives have increased, which together have led to generally higher effective yields as estimated cash flows on the pools of loans have improved.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the second quarter of 2012 compared to the first quarter of 2012 (sequential quarters):

	For the Three Months Ended June 30, 2012			For the Three Months Ended March 31, 2012
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$2,781,730	$11,693	1.69%	$2,756,833	$13,040	1.90%
Other earning assets (2) (3) (7)	30,761	233	3.04	30,499	224	2.96
Loans, net of unearned income (2) (4) (7)	11,300,395	130,293	4.64	10,848,016	128,784	4.77
Covered loans	659,783	13,943	8.50	667,242	14,904	8.98

Total earning assets (7)	$14,772,669	$156,162	4.25%	$14,302,590	$156,952	4.41%

Allowance for loan and covered loan losses	(134,077)			(131,769)
Cash and due from banks	152,118			143,869
Other assets	1,528,497			1,520,660

Total assets	$16,319,207			$15,835,350

Interest-bearing deposits	$10,815,018	$17,273	0.64%	$10,481,822	$18,030	0.69%
Federal Home Loan Bank advances	514,513	2,867	2.24	470,345	3,584	3.06
Notes payable and other borrowings	422,146	2,274	2.17	505,814	3,102	2.47
Secured borrowings - owed to securitization investors	407,259	1,743	1.72	514,923	2,549	1.99
Subordinated notes	23,791	126	2.10	35,000	169	1.91
Junior subordinated notes	249,493	3,138	4.97	249,493	3,157	5.01

Total interest-bearing liabilities	$12,432,220	$27,421	0.89%	$12,257,397	$30,591	1.00%

Non-interest bearing deposits	1,993,880			1,832,627
Other liabilities	197,667			180,664
Equity	1,695,440			1,564,662

Total liabilities and shareholders’ equity	$16,319,207			$15,835,350

Interest rate spread (5) (7)			3.36%			3.41%
Net free funds/contribution (6)	$2,340,449		0.15%	$2,045,193		0.14%

Net interest income/Net interest margin (7)		$128,741	3.51%		$126,361	3.55%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for the three months ended June 30, 2012 was $471,000 and for the three months ended March 31, 2012 was $466,000.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The four basis point decrease in net interest margin in the second quarter of 2012 compared to the first quarter of 2012 resulted from lower yields on liquidity management assets and loans partially offset by the positive re-pricing of retail interest-bearing deposits along with a more favorable deposit mix.

The following table presents a summary of Wintrust’s average balances, net interest income and related net interest margins, calculated on a fully tax-equivalent basis, for the six months ended June 30, 2012 compared to the six months ended June 30, 2011:

	For the Six Months Ended June 30, 2012			For the Six Months Ended June 30, 2011
(Dollars in thousands)	Average	Interest	Rate	Average	Interest	Rate

Liquidity management assets (1) (2) (7)	$2,769,282	$24,733	1.80%	$2,608,863	$24,552	1.90%
Other earning assets (2) (3) (7)	30,631	457	3.00	28,305	389	2.77
Loans, net of unearned income (2) (4) (7)	11,074,205	259,077	4.70	9,854,578	253,634	5.19
Covered loans	663,512	28,847	8.74	372,608	15,472	8.37

Total earning assets (7)	$14,537,630	$313,114	4.33%	$12,864,354	$294,047	4.61%

Allowance for loan and covered loan losses	(132,923)			(122,093)
Cash and due from banks	147,993			143,921
Other assets	1,524,579			1,173,157

Total assets	$16,077,279			$14,059,339

Interest-bearing deposits	$10,648,420	$35,303	0.67%	$9,514,337	$46,360	0.98%
Federal Home Loan Bank advances	492,429	6,451	2.63	418,777	7,968	3.84
Notes payable and other borrowings	463,980	5,376	2.33	302,540	5,345	3.56
Secured borrowings - owed to securitization investors	461,091	4,292	1.87	600,000	6,034	2.03
Subordinated notes	29,396	295	1.98	47,707	406	1.69
Junior subordinated notes	249,493	6,295	4.99	249,493	8,792	7.01

Total interest-bearing liabilities	$12,344,809	$58,012	0.94%	$11,132,854	$74,905	1.35%

Non-interest bearing deposits	1,913,253			1,305,705
Other liabilities	189,166			171,749
Equity	1,630,051			1,449,031

Total liabilities and shareholders’ equity	$16,077,279			$14,059,339

Interest rate spread (5) (7)			3.39%			3.26%
Net free funds/contribution (6)	$2,192,821		0.14%	$1,731,500		0.18%

Net interest income/Net interest margin (7)		$255,102	3.53%		$219,142	3.44%

(1)	Liquidity management assets include available-for-sale securities, interest earning deposits with banks, federal funds sold and securities purchased under resale agreements.
(2)

Interest income on tax-advantaged loans, trading securities and securities reflects a tax-equivalent adjustment based on a marginal federal corporate tax rate of 35%. The total adjustments for both of the six months ended June 30, 2012 and 2011 were $937,000 and $822,000, respectively.

(3)	Other earning assets include brokerage customer receivables and trading account securities.
(4)	Loans, net of unearned income, include loans held-for-sale and non-accrual loans.
(5)	Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(6)

Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

(7)	See “Supplemental Financial Measures/Ratios” for additional information on this performance ratio.

The net interest margin for the first six months of 2012 was 3.53% compared to 3.44% in the first six months of 2011. Average earnings assets for the first six months of 2012 totaled $14.5 billion, an increase of $1.7 billion compared to the prior year period. This average earning asset growth is primarily a result of the $1.2 billion increase in average loans, excluding covered loans, $290.9 million of average covered loan growth from the FDIC-assisted bank acquisitions and a $162.7 million increase in liquidity management and other earning assets. The majority of the increase in average loans was comprised of increases of $528.2 million in commercial loans, $204.8 million in commercial real estate loans, $310.1 million in premium finance receivables and $200.4 million in residential real estate loans, partially offset by a $23.9 million decrease in home equity and all other loans. The average earning asset growth of $1.7 billion in the first six months of 2012 compared to the prior year period was primarily funded by a $1.1 billion increase in the average balances of interest-bearing deposits and an increase in the average balance of net free funds of $461.3 million.

NON-INTEREST INCOME

For the second quarter of 2012, non-interest income totaled $50.9 million, an increase of $14.3 million, or 39%, compared to the second quarter of 2011. The increase was primarily attributable to higher mortgage banking revenues and wealth management revenues, partially offset by a decrease in bargain purchase gains and trading losses. On a year-to-date basis, non-interest income for the first six months of 2012 totaled $98.0 million and increased $20.4 million, or 26%, compared to the same period in 2011.

The following table presents non-interest income by category for the periods presented:

	Three Months Ended June 30,		$	%
(Dollars in thousands)	2012	2011	Change	Change
Brokerage	$6,396	$6,208	$188	3
Trust and asset management	6,997	4,393	2,604	59

Total wealth management	13,393	10,601	2,792	26

Mortgage banking	25,607	12,817	12,790	100
Service charges on deposit accounts	3,994	3,594	400	11
Gains on available-for-sale securities, net	1,109	1,152	(43)	(4)
Gain on bargain purchases, net	(55)	746	(801)	NM
Trading losses, net	(928)	(30)	(898)	NM
Other:
Fees from covered call options	3,114	2,287	827	36
Bank Owned Life Insurance	505	661	(156)	(24)
Administrative services	823	781	42	5
Miscellaneous	3,373	4,043	(670)	(17)

Total Other	7,815	7,772	43	1

Total Non-Interest Income	$50,935	$36,652	$14,283	39

NM – Not Meaningful

	Six Months Ended June 30,		$	%
(Dollars in thousands)	2012	2011	Change	Change
Brokerage	$12,718	$12,533	$185	1
Trust and asset management	13,076	8,304	4,772	57

Total wealth management	25,794	20,837	4,957	24

Mortgage banking	44,141	24,448	19,693	81
Service charges on deposit accounts	8,202	6,905	1,297	19
Gains on available-for-sale securities, net	1,925	1,258	667	53
Gain on bargain purchases, net	785	10,584	(9,799)	(93)
Trading losses, net	(782)	(470)	(312)	66
Other:
Fees from covered call options	6,237	4,757	1,480	31
Bank Owned Life Insurance	1,424	1,537	(113)	(7)
Administrative services	1,589	1,498	91	6
Miscellaneous	8,643	6,185	2,458	40

Total Other	17,893	13,977	3,916	28

Total Non-Interest Income	$97,958	$77,539	$20,419	26

NM – Not Meaningful

The significant changes in non-interest income for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011 are discussed below.

Wealth management revenue totaled $13.4 million in the second quarter of 2012 and $10.6 million in the second quarter of 2011, an increase of 26%. The increase is mostly attributable to additional revenues resulting from the acquisition of Great Lakes Advisors in the third quarter of 2011 and the acquisition of a community bank trust operation on March 30, 2012. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors and the brokerage commissions, money managed fees and insurance product commissions at Wayne Hummer Investments.

For the quarter ended June 30, 2012, mortgage banking revenue totaled $25.6 million, an increase of $12.8 million when compared to the second quarter of 2011. The increase in mortgage banking revenue in the second quarter of 2012 as compared to the second quarter of 2011 resulted primarily from an increase in gain on sales of loans, which were driven by higher origination volumes due to a favorable mortgage interest rate environment in 2012 and better pricing in the current quarter. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

A summary of mortgage banking components is shown below:

Mortgage banking revenue
	Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Mortgage loans originated and sold	$853,585	$714,655	$458,538	$1,568,240	$1,020,626

Mortgage loans serviced for others	$980,534	$963,514	$943,542
Fair value of mortgage servicing rights (MSRs)	$6,647	$7,201	$8,762
MSRs as a percentage of loans serviced	0.68%	0.75%	0.93%

Increased originations in the current quarter as compared to the second quarter of 2011 were primarily the result of a favorable mortgage banking interest rate environment.

The Company recognized $928,000 in trading losses in the second quarter of 2012 compared to trading losses of $30,000 in the second quarter of 2011. The increase in trading losses resulted primarily from fair value adjustments related to interest rate derivatives not designated as hedges, primarily an interest rate cap that the Company uses to manage interest rate risk associated with rising rates on various fixed rate, longer term earning assets.

Other non-interest income for the second quarter of 2012 totaled $7.8 million, essentially unchanged from the second quarter of 2011. Fees from certain covered call option transactions increased by $827,000 in the second quarter of 2012 as compared to the same period in the prior year. Historically, compression in the net interest margin was effectively offset by the Company’s covered call strategy. An illustration of the past effectiveness of this strategy is shown in the Supplemental Financial Information section (see page titled “Net Interest Margin (Including Call Option Income)”). Miscellaneous income decreased in the second quarter of 2012 compared to the prior year quarter as a result of decreased income from accretion and adjustments to the FDIC loss share assets, a loss on sale of property, and decreased ATM fees, partially offset by increased swap fee revenue. The swap fee revenue recognized on this customer-based activity is a function of the pace of organic loan growth, the shape of the LIBOR curve and the customers’ expectations of interest rates.

NON-INTEREST EXPENSE

Non-interest expense for the second quarter of 2012 totaled $117.2 million and increased approximately $20.0 million, or 21%, compared to the second quarter of 2011. On a year-to-date basis, non-interest expense for the first six months of 2012 totaled $234.9 million and increased $39.6 million, or 20%, compared to the same period in 2011.

The following table presents non-interest expense by category for the periods presented:

	Three Months Ended June 30,		$	%
(Dollars in thousands)	2012	2011	Change	Change
Salaries and employee benefits:
Salaries	$37,237	$32,008	5,229	16
Commissions and bonus	19,388	10,760	8,628	80
Benefits	11,514	10,311	1,203	12

Total salaries and employee benefits	68,139	53,079	15,060	28
Equipment	5,466	4,409	1,057	24
Occupancy, net	7,728	6,772	956	14
Data processing	3,840	3,147	693	22
Advertising and marketing	2,179	1,440	739	51
Professional fees	3,847	4,533	(686)	(15)
Amortization of other intangible assets	1,089	704	385	55
FDIC insurance	3,477	3,281	196	6
OREO expenses, net	5,848	6,577	(729)	(11)
Other:
Commissions - 3rd party brokers	1,069	991	78	8
Postage	1,330	1,170	160	14
Stationery and supplies	1,035	888	147	17
Miscellaneous	12,138	10,215	1,923	19

Total other	15,572	13,264	2,308	17

Total Non-Interest Expense	$117,185	$97,206	$19,979	21

	Six Months Ended June 30,		$	%
(Dollars in thousands)	2012	2011	Change	Change
Salaries and employee benefits:
Salaries	$75,170	$65,143	10,027	15
Commissions and bonus	36,190	21,474	14,716	69
Benefits	25,809	22,561	3,248	14

Total salaries and employee benefits	137,169	109,178	27,991	26
Equipment	10,866	8,673	2,193	25
Occupancy, net	15,790	13,277	2,513	19
Data processing	7,458	6,670	788	12
Advertising and marketing	4,185	3,054	1,131	37
Professional fees	7,451	8,079	(628)	(8)
Amortization of other intangible assets	2,138	1,393	745	53
FDIC insurance	6,834	7,799	(965)	(12)
OREO expenses, net	13,026	12,385	641	5
Other:
Commissions - 3rd party brokers	2,090	2,021	69	3
Postage	2,753	2,248	505	22
Stationery and supplies	1,954	1,728	226	13
Miscellaneous	23,230	18,810	4,420	23

Total other	30,027	24,807	5,220	21

Total Non-Interest Expense	$234,944	$195,315	$39,629	20

The significant changes in non-interest expense for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011 are discussed below.

Salaries and employee benefits comprised 58% of total non-interest expense in the second quarter of 2012 as compared to 55% in the second quarter of 2011. Salaries and employee benefits expense increased $15.1 million, or 28%, in the second quarter of 2012 compared to the second quarter of 2011 primarily as a result of a $5.2 million increase in salaries caused by the addition of employees from the various acquisitions and larger staffing as the Company grows, an $8.7 million increase in bonus and commissions primarily attributable to the increase in variable pay based revenue and the Company’s long-term incentive program and a $1.2 million increase from employee benefits (primarily health plan and payroll taxes related).

Equipment expense totaled $5.5 million for the second quarter of 2012, an increase of $1.1 million compared to the second quarter of 2011. The increase is primarily the result of additional equipment depreciation as well as maintenance and repair costs associated with the increasing number of facilities due to acquisition activity. Equipment expense includes depreciation on equipment, maintenance and repairs, equipment rental and software license fees.

Occupancy expense for the second quarter of 2012 was $7.7 million, an increase of $1.0 million, or 14%, compared to the same period in 2011. The increase is primarily the result of rent expense on additional leased premises and depreciation and property taxes on owned locations which were obtained in the FDIC-assisted acquisitions. Occupancy expense includes depreciation on premises, real estate taxes, utilities and maintenance of premises, as well as net rent expense for leased premises.

OREO expense totaled $5.8 million in the second quarter of 2012, a decrease of $729,000 compared to $6.6 million in the second quarter of 2011. The decrease in total OREO expenses is primarily related to decreased OREO costs partially offset by higher valuation adjustments of properties held in OREO in the second quarter of 2012 as compared to the second quarter of 2011. OREO costs include all costs related to obtaining, maintaining and selling other real estate owned properties.

Miscellaneous expenses in the second quarter of 2012 increased $1.9 million, or 19% compared to the same period in the prior year. The increase in the second quarter of 2012 compared to the same period in the prior year is attributable to increased expenses related to covered loans, general growth in the Company’s business and costs incurred for defeasance of secured borrowings owed to securitization investors in the second quarter of 2012. Miscellaneous expense includes ATM expenses, correspondent bank charges, directors’ fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

As previously discussed in this release, the accounting and reporting policies of Wintrust conform to GAAP in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. One significant metric that is used by the Company in assessing operating performance is pre-tax adjusted earnings. Pre-tax adjusted earnings is calculated by adjusting income before taxes to exclude the provision for credit losses and certain significant items. Two ratios the Company uses to measure expense management are the efficiency ratio and the net overhead ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains and losses), measures how much it costs to produce one dollar of revenue. The net overhead ratio is calculated by netting total non-interest expense and total non-interest income and dividing by total average assets. In both cases, a lower ratio indicates a higher degree of efficiency. See “Supplemental Financial Measures/Ratios” section earlier in this document for further detail on these non-GAAP measures/ratios.

The efficiency ratio and net overhead ratio are primarily reviewed by the Company based on pre-tax adjusted earnings. The Company believes that these measures provide a more meaningful view of the Company’s operating efficiency and expense management. The efficiency ratio, based on pre-tax adjusted earnings, was 61.38% for the second quarter of 2012, compared to 62.81% in the second quarter of 2011. The net overhead ratio, based on pre-tax adjusted earnings, was 1.46% in the second quarter of 2012, compared to 1.59% in the second quarter of 2011. These lower ratios indicate a higher degree of efficiency in the second quarter of 2012 as compared to the prior year quarter as the Company has leveraged its existing infrastructure.

ASSET QUALITY

Allowance for Credit Losses, excluding covered loans

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2012	2011	2012	2011

Allowance for loan losses at beginning of period	$111,023	$115,049	$110,381	$113,903
Provision for credit losses	18,394	28,666	33,548	53,042
Other adjustments	(272)	—	(510)	—
Reclassification from/(to) allowance for unfunded lending-related commitments	175	(317)	327	1,799

Charge-offs:
Commercial	6,046	7,583	9,308	16,723
Commercial real estate	9,226	20,691	17,455	34,033
Home equity	1,732	1,300	4,322	2,073
Residential real estate	388	282	563	1,557
Premium finance receivables - commercial	744	1,893	1,581	3,400
Premium finance receivables - life insurance	3	214	16	244
Indirect consumer	33	44	84	164
Consumer and other	51	266	361	426

Total charge-offs	18,223	32,273	33,690	58,620

Recoveries:
Commercial	246	301	503	567
Commercial real estate	174	463	305	801
Home equity	171	19	333	27
Residential real estate	3	3	5	5
Premium finance receivables - commercial	153	5,375	430	5,643
Premium finance receivables - life insurance	18	12	39	12
Indirect consumer	21	42	51	108
Consumer and other	37	22	198	75

Total recoveries	823	6,237	1,864	7,238

Net charge-offs	(17,400)	(26,036)	(31,826)	(51,382)

Allowance for loan losses at period end	$111,920	$117,362	$111,920	$117,362

Allowance for unfunded lending-related commitments at period end	12,903	2,335	12,903	2,335

Allowance for credit losses at period end	$124,823	$119,697	$124,823	$119,697

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.91%	1.45%	0.71%	1.65%
Commercial real estate	1.01	2.40	0.97	1.99
Home equity	0.76	0.58	0.95	0.46
Residential real estate	0.20	0.25	0.16	0.62
Premium finance receivables - commercial	0.14	(0.99)	0.15	(0.33)
Premium finance receivables - life insurance	—	0.05	—	0.03
Indirect consumer	0.07	0.02	0.10	0.21
Consumer and other	0.05	0.98	0.27	0.69

Total loans, net of unearned income, excluding covered loans	0.62%	1.06%	0.58%	1.05%

Net charge-offs as a percentage of the provision for credit losses	94.60%	90.83%	94.87%	96.87%

Loans at period-end			$11,202,842	$9,925,077
Allowance for loan losses as a percentage of loans at period end			1.00%	1.18%
Allowance for unfunded lending-related commitments as a percentage of loans at period end			0.11	0.03

Allowance for credit losses as a percentage of loans at period end			1.11%	1.21%

The table below summarizes the calculation of allowance for loan losses for the Company’s core loan portfolio and niche and purchased loan portfolio as of June 30, 2012.

	As of June 30, 2012
(Dollars in thousands)	Recorded Investment	Calculated Allowance	As a percentage of its own respective category’s balance

Commercial:
Commercial and industrial (1)	$1,612,527	$17,477	1.08%
Asset-based lending (1)	487,830	5,457	1.12
Municipal	79,708	784	0.98
Leases	77,806	241	0.31
Other	1,842	13	0.71
Commercial real-estate:
Residential construction	44,726	1,215	2.72
Commercial construction (1)	156,150	3,666	2.35
Land	165,269	6,848	4.14
Office (1)	555,968	6,176	1.11
Industrial (1)	593,033	5,721	0.96
Retail (1)	556,958	5,940	1.07
Multi-family (1)	336,565	9,624	2.86
Mixed use and other (1)	1,152,100	14,611	1.27
Home equity (1)	811,571	13,878	1.71
Residential real-estate (1)	372,450	6,724	1.81

Total core loan portfolio	$7,004,503	$98,375	1.40%

Commercial:
Franchise	$178,619	$1,764	0.99%
Mortgage warehouse lines of credit	123,804	913	0.74
Community Advantage - homeowner associations	73,289	183	0.25
Aircraft	22,803	151	0.66
Purchased non-covered commercial loans (2)	14,953	—	—
Commercial real-estate:
Purchased non-covered commercial real-estate (2)	105,750	—	—
Purchased non-covered home equity (2)	9,420	—	—
Purchased non-covered residential real-estate (2)	3,044	—	—
Premium finance receivables
Commercial insurance loans	1,830,044	7,410	0.40
Life insurance loans (1)	1,111,237	1,112	0.10
Purchased life insurance loans (2)	544,963	—	—
Indirect consumer	72,482	640	0.88
Consumer and other (1)	105,946	1,372	1.29
Purchased non-covered consumer and other (2)	1,985	—	—

Total niche and purchased loan portfolio	$4,198,339	$13,545	0.32%

Total loans, net of unearned income, excluding covered loans	$11,202,842	$111,920	1.00%

(1)	Excludes purchased loans reported in accordance with ASC 310-20 and ASC 310-30.
(2)	Purchased loans represent loans reported in accordance with ASC 310-20 and ASC 310-30.

The allowance for credit losses, excluding the allowance for covered loan losses, is comprised of the allowance for loan losses and the allowance for unfunded lending-related commitments. The allowance for loan losses is a reserve against loan amounts that are actually funded and outstanding while the allowance for unfunded lending-related commitments (separate liability account) relates to certain amounts that Wintrust is committed to lend but for which funds have not yet been disbursed. The provision for credit losses, excluding the provision for covered loan losses, may contain both a component related to funded loans (provision for loan losses) and a component related to lending-related commitments (provision for unfunded loan commitments and letters of credit). Total credit-related reserves also include the credit discounts on the purchased life insurance premium finance receivables which are netted with the loan balance.

The provision for credit losses, excluding the provision for covered loan losses, totaled $18.4 million for the second quarter of 2012, $15.2 million for the first quarter of 2012 and $28.7 million for the second quarter of 2011. For the quarter ended June 30, 2012, net charge-offs, excluding covered loans, totaled $17.4 million compared to $14.4 million in the first quarter of 2012 and $26.0 million recorded in the second quarter of 2011. Annualized net charge-offs as a percentage of average loans, excluding covered loans, were 0.62% in the second quarter of 2012, 0.53% in the first quarter of 2012 and 1.06% in the second quarter of 2011. The lower level of provision for credit losses and the allowance for credit losses in 2012, reflect the improvements in credit quality metrics compared to 2011.

Management believes the allowance for credit losses is appropriate to provide for inherent losses in the portfolio. There can be no assurances however, that future losses will not exceed the amounts provided for, thereby affecting future results of operations. The amount of future additions to the allowance for credit losses will be dependent upon management’s assessment of the appropriateness of the allowance based on its evaluation of economic conditions, changes in real estate values, interest rates, the regulatory environment, the level of past-due and non-performing loans, and other factors. The increase in the allowance for credit losses from the end of the prior quarter reflects the continued changes in real estate values on certain types of credits, specifically credits with residential development collateral valuation exposure and loan growth.

As part of a quarterly review performed by management to determine if the Company’s allowance for loan losses is appropriate, an analysis is prepared on the loan portfolio based upon a breakout of core loans and niche loans. A summary of the allowance for loan losses calculated for the loan components in both the core loan portfolio and the niche loan portfolio is shown on the previous page. The allowance for loan losses to core loans was 1.40% at June 30, 2012 compared to 0.32% for niche loans and 1.00% for the entire loan portfolio. Outstanding core loans at June 30, 2012 represent 63% of all loans outstanding while the calculated allowance for loan losses on core loans represents 88% of the total allowance for loan losses. A key component of calculating the allowance for loan losses and determining the appropriateness of the allowance for loan losses at quarter-end is historical net charge-offs. Over the past three years, 89% of all net charge-offs have occurred in the core loan portfolio.

The Company also provides a provision for covered loan losses on covered loans and an allowance for covered loan losses on covered loans. Please see “Covered Assets” later in this document for more detail.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at June 30, 2012:

As of June 30, 2012 (Dollars in thousands)	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$27,911	$—	$5,557	$17,227	$1,570,366	$1,621,061
Franchise	1,792	—	—	—	176,827	178,619
Mortgage warehouse lines of credit	—	—	—	—	123,804	123,804
Community Advantage - homeowners association	—	—	—	—	73,289	73,289
Aircraft	428	—	—	170	22,205	22,803
Asset-based lending	342	—	172	1,074	487,619	489,207
Municipal	—	—	—	—	79,708	79,708
Leases	—	—	—	1	77,805	77,806
Other	—	—	—	—	1,842	1,842
Purchased non-covered commercial (1)	—	486	—	57	4,499	5,042

Total commercial	30,473	486	5,729	18,529	2,617,964	2,673,181

Commercial real-estate:
Residential construction	892	—	6,041	5,773	32,020	44,726
Commercial construction	3,011	—	13,131	330	140,223	156,695
Land	13,459	—	3,276	6,044	142,490	165,269
Office	4,796	—	891	1,868	562,879	570,434
Industrial	1,820	—	3,158	1,320	591,919	598,217
Retail	8,158	—	1,351	6,657	546,617	562,783
Multi-family	3,312	—	151	1,447	332,871	337,781
Mixed use and other	20,629	—	15,530	16,063	1,126,930	1,179,152
Purchased non-covered commercial real-estate (1)	—	2,232	2,352	1,057	45,821	51,462

Total commercial real-estate	56,077	2,232	45,881	40,559	3,521,770	3,666,519

Home equity	10,583	—	2,182	3,195	805,031	820,991
Residential real estate	9,387	—	3,765	1,558	360,128	374,838
Purchased non-covered residential real estate (1)	—	—	—	—	656	656
Premium finance receivables
Commercial insurance loans	7,404	5,184	4,796	7,965	1,804,695	1,830,044
Life insurance loans	—	—	—	30	1,111,207	1,111,237
Purchased life insurance loans (1)	—	—	—	—	544,963	544,963
Indirect consumer	132	234	51	312	71,753	72,482
Consumer and other	1,446	—	483	265	105,669	107,863
Purchased non-covered consumer and other (1)	—	—	—	—	68	68

Total loans, net of unearned income, excluding covered loans	$115,502	$8,136	$62,887	$72,413	$10,943,904	$11,202,842
Covered loans	—	145,115	14,658	7,503	446,786	614,062

Total loans, net of unearned income	$115,502	$153,251	$77,545	$79,916	$11,390,690	$11,816,904

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	1.7%	—%	0.3%	1.1%	96.9%	100.0%
Franchise	1.0	—	—	—	99.0	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	1.9	—	—	0.7	97.4	100.0
Asset-based lending	0.1	—	—	0.2	99.7	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	—	100.0	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial (1)	—	9.6	—	1.1	89.3	100.0

Total commercial	1.1	—	0.2	0.7	98.0	100.0

Commercial real-estate
Residential construction	2.0	—	13.5	12.9	71.6	100.0
Commercial construction	1.9	—	8.4	0.2	89.5	100.0
Land	8.1	—	2.0	3.7	86.2	100.0
Office	0.8	—	0.2	0.3	98.7	100.0
Industrial	0.3	—	0.5	0.2	99.0	100.0
Retail	1.4	—	0.2	1.2	97.2	100.0
Multi-family	1.0	—	—	0.4	98.6	100.0
Mixed use and other	1.7	—	1.3	1.4	95.6	100.0
Purchased non-covered commercial real-estate (1)	—	4.3	4.6	2.1	89.0	100.0

Total commercial real-estate	1.5	0.1	1.3	1.1	96.0	100.0

Home equity	1.3	—	0.3	0.4	98.0	100.0
Residential real estate	2.5	—	1.0	0.4	96.1	100.0
Purchased non-covered residential real estate (1)	—	—	—	—	100.0	100.0
Premium finance receivables
Commercial insurance loans	0.4	0.3	0.3	0.4	98.6	100.0
Life insurance loans	—	—	—	—	100.0	100.0
Purchased life insurance loans (1)	—	—	—	—	100.0	100.0
Indirect consumer	0.2	0.3	0.1	0.4	99.0	100.0
Consumer and other	1.3	—	0.4	0.2	98.1	100.0
Purchased non-covered consumer and other (1)	—	—	—	—	100.0	100.0

Total loans, net of unearned income, excluding covered loans	1.0	0.1	0.6	0.6	97.7%	100.0%
Covered loans	—	23.6	2.4	1.2	72.8	100.0

Total loans, net of unearned income	1.0	1.3	0.7	0.7	96.3%	100.0%

As of June 30, 2012, $62.9 million of all loans, excluding covered loans, or 0.6%, were 60 to 89 days past due and $72.4 million, or 0.6%, were 30 to 59 days (or one payment) past due. As of March 31, 2012, $57.8 million of all loans, excluding covered loans, or 0.5%, were 60 to 89 days past due and $139.6 million, or 1.3%, were 30 to 59 days (or one payment) past due. The majority of the commercial and commercial real estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential loan portfolios continue to exhibit low delinquency ratios. Home equity loans at June 30, 2012 that are current with regard to the contractual terms of the loan agreement represent 98.0% of the total home equity portfolio. Residential real estate loans at June 30, 2012 that are current with regards to the contractual terms of the loan agreements comprise 96.1% of total residential real estate loans outstanding, which includes purchased non-covered residential real-estate.

The table below shows the aging of the Company’s loan portfolio, excluding covered loans, at March 31, 2012:

As of March 31, 2012 (Dollars in thousands)	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Loan Balances:
Commercial
Commercial and industrial	$17,392	$—	$9,210	$24,634	$1,454,783	$1,506,019
Franchise	1,792	—	—	100	167,385	169,277
Mortgage warehouse lines of credit	—	—	—	—	136,438	136,438
Community Advantage - homeowners association	—	—	—	—	75,786	75,786
Aircraft	260	—	428	1,189	18,014	19,891
Asset-based lending	391	—	926	970	472,524	474,811
Municipal	—	—	—	—	76,885	76,885
Leases	—	—	—	11	77,660	77,671
Other	—	—	—	—	1,733	1,733
Purchased non-covered commercial (1)	—	424	1,063	—	4,458	5,945

Total commercial	19,835	424	11,627	26,904	2,485,666	2,544,456

Commercial real-estate:
Residential construction	1,807	—	—	4,469	49,835	56,111
Commercial construction	2,389	—	3,100	—	159,230	164,719
Land	25,306	—	6,606	6,833	145,297	184,042
Office	8,534	—	4,310	5,471	542,393	560,708
Industrial	1,864	—	6,683	10,101	572,255	590,903
Retail	7,323	73	—	8,797	511,884	528,077
Multi-family	3,708	—	1,496	4,691	315,043	324,938
Mixed use and other	11,773	—	17,745	30,689	1,063,733	1,123,940
Purchased non-covered commercial real-estate (1)	—	2,959	301	1,601	47,461	52,322

Total commercial real-estate	62,704	3,032	40,241	72,652	3,407,131	3,585,760

Home equity	12,881	—	2,049	6,576	818,858	840,364
Residential real estate	5,329	—	453	13,530	341,358	360,670
Purchased non-covered residential real estate (1)	—	—	—	—	657	657
Premium finance receivables
Commercial insurance loans	7,650	4,619	3,360	17,612	1,479,389	1,512,630
Life insurance loans	—	—	—	389	1,132,970	1,133,359
Purchased life insurance loans (1)	—	—	—	—	560,404	560,404
Indirect consumer	152	257	53	317	66,666	67,445
Consumer and other	121	—	20	1,601	109,723	111,465
Purchased non-covered consumer and other (1)	—	—	—	—	174	174

Total loans, net of unearned income, excluding covered loans	$108,672	$8,332	$57,803	$139,581	$10,402,996	$10,717,384
Covered loans	—	182,011	20,254	28,249	460,706	691,220

Total loans, net of unearned income	$108,672	$190,343	$78,057	$167,830	$10,863,702	$11,408,604

(1)	Purchased loans represent loans acquired with evidence of credit quality deterioration since origination, in accordance with ASC 310-30. Loan agings are based upon contractually required payments.

Aging as a % of Loan Balance:	Nonaccrual	90+ days and still accruing	60-89 days past due	30-59 days past due	Current	Total Loans
Commercial
Commercial and industrial	1.2%	—%	0.6%	1.6%	96.6%	100.0%
Franchise	1.1	—	—	0.1	98.8	100.0
Mortgage warehouse lines of credit	—	—	—	—	100.0	100.0
Community Advantage - homeowners association	—	—	—	—	100.0	100.0
Aircraft	1.3	—	2.2	6.0	90.5	100.0
Asset-based lending	0.1	—	0.2	0.2	99.5	100.0
Municipal	—	—	—	—	100.0	100.0
Leases	—	—	—	—	100.0	100.0
Other	—	—	—	—	100.0	100.0
Purchased non-covered commercial (1)	—	7.1	17.9	—	75.0	100.0

Total commercial	0.8	—	0.5	1.1	97.6	100.0

Commercial real-estate
Residential construction	3.2	—	—	8.0	88.8	100.0
Commercial construction	1.5	—	1.9	—	96.6	100.0
Land	13.8	—	3.6	3.7	78.9	100.0
Office	1.5	—	0.8	1.0	96.7	100.0
Industrial	0.3	—	1.1	1.7	96.9	100.0
Retail	1.4	—	—	1.7	96.9	100.0
Multi-family	1.1	—	0.5	1.4	97.0	100.0
Mixed use and other	1.0	—	1.6	2.7	94.7	100.0
Purchased non-covered commercial real-estate (1)	—	5.7	0.6	3.1	90.6	100.0

Total commercial real-estate	1.7	0.1	1.1	2.0	95.1	100.0

Home equity	1.5	—	0.2	0.8	97.5	100.0
Residential real estate	1.5	—	0.1	3.8	94.6	100.0
Purchased non-covered residential real estate (1)	—	—	—	—	100.0	100.0
Premium finance receivables
Commercial insurance loans	0.5	0.3	0.2	1.2	97.8	100.0
Life insurance loans	—	—	—	—	100.0	100.0
Purchased life insurance loans (1)	—	—	—	—	100.0	100.0
Indirect consumer	0.2	0.4	0.1	0.5	98.8	100.0
Consumer and other	0.1	—	—	1.4	98.5	100.0
Purchased non-covered consumer and other (1)	—	—	—	—	100.0	100.0

Total loans, net of unearned income, excluding covered loans	1.0%	0.1%	0.5%	1.3%	97.1%	100.0%
Covered loans	—	26.3	2.9	4.1	66.7	100.0

Total loans, net of unearned income	1.0%	1.7%	0.7%	1.5%	95.1%	100.0%

Non-performing Assets, excluding covered assets

The following table sets forth Wintrust’s non-performing assets, excluding covered assets and purchased non-covered loans acquired with evidence of credit quality deterioration since origination, at the dates indicated.

(Dollars in thousands)	June 30, 2012	March 31, 2012	June 30, 2011

Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$—
Commercial real-estate	—	73	—
Home equity	—	—	—
Residential real-estate	—	—	—
Premium finance receivables - commercial	5,184	4,619	4,446
Premium finance receivables - life insurance	—	—	324
Indirect consumer	234	257	284
Consumer and other	—	—	—

Total loans past due greater than 90 days and still accruing	5,418	4,949	5,054

Non-accrual loans:
Commercial	30,473	19,835	26,168
Commercial real-estate	56,077	62,704	89,793
Home equity	10,583	12,881	15,853
Residential real-estate	9,387	5,329	7,379
Premium finance receivables - commercial	7,404	7,650	10,309
Premium finance receivables - life insurance	—	—	670
Indirect consumer	132	152	89
Consumer and other	1,446	121	757

Total non-accrual loans	115,502	108,672	151,018

Total non-performing loans:
Commercial	30,473	19,835	26,168
Commercial real-estate	56,077	62,777	89,793
Home equity	10,583	12,881	15,853
Residential real-estate	9,387	5,329	7,379
Premium finance receivables - commercial	12,588	12,269	14,755
Premium finance receivables - life insurance	—	—	994
Indirect consumer	366	409	373
Consumer and other	1,446	121	757

Total non-performing loans	$120,920	$113,621	$156,072
Other real estate owned	66,532	69,575	82,772
Other real estate owned - obtained in acquisition	6,021	6,661	—

Total non-performing assets	$193,473	$189,857	$238,844

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	1.14%	0.78%	1.23%
Commercial real-estate	1.53	1.75	2.66
Home equity	1.29	1.53	1.80
Residential real-estate	2.50	1.47	2.24
Premium finance receivables - commercial	0.69	0.81	1.03
Premium finance receivables - life insurance	—	—	0.06
Indirect consumer	0.51	0.61	0.65
Consumer and other	1.34	0.11	0.75

Total loans, net of unearned income	1.08%	1.06%	1.57%

Total non-performing assets as a percentage of total assets	1.17%	1.17%	1.63%

Allowance for loan losses as a percentage of total non-performing loans	92.56%	97.71%	75.20%

Non-performing Commercial and Commercial Real Estate

Commercial non-performing loans totaled $30.5 million as of June 30, 2012 compared to $19.8 million as of March 31, 2012 and $26.2 million as of June 30, 2011. The increase in commercial non-performing loans was primarily related to one credit relationship totaling $13 million which should be removed from non-performing status shortly. Commercial real estate non-performing loans totaled $56.1 million as of June 30, 2012 compared to $62.8 million as of March 31, 2012 and $89.8 million as of June 30, 2011.

Management is pursuing the resolution of all credits in this category. At this time, management believes reserves are appropriate to absorb inherent losses that are expected to occur upon the ultimate resolution of these credits.

Non-performing Residential Real Estate and Home Equity

Non-performing home equity and residential real estate loans totaled $20.0 million as of June 30, 2012. The balance increased $1.8 million from March 31, 2012 and decreased $3.3 million from June 30, 2011. The June 30, 2012 non-performing balance is comprised of $9.4 million of residential real estate (44 individual credits) and $10.6 million of home equity loans (38 individual credits). On average, this is approximately 5 non-performing residential real estate loans and home equity loans per chartered bank within the Company. The Company believes control and collection of these loans is very manageable. At this time, management believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Non-performing Commercial Insurance Premium Finance Receivables

The table below presents the level of non-performing property and casualty premium finance receivables as of June 30, 2012 and 2011, and the amount of net charge-offs for the quarters then ended.

(Dollars in thousands)	June 30, 2012	June 30, 2011
Non-performing premium finance receivables - commercial	$12,588	$14,755
- as a percent of premium finance receivables - commercial outstanding	0.69%	1.03%

Net charge-offs (recoveries) of premium finance receivables - commercial	$591	$(3,482)
- annualized as a percent of average premium finance receivables - commercial	0.14%	(0.99)%

Fluctuations in this category may occur due to timing and nature of account collections from insurance carriers. The Company’s underwriting standards, regardless of the condition of the economy, have remained consistent. We anticipate that net charge-offs and non-performing asset levels in the near term will continue to be at levels that are within acceptable operating ranges for this category of loans. Management is comfortable with administering the collections at this level of non-performing property and casualty premium finance receivables and believes reserves are adequate to absorb inherent losses that may occur upon the ultimate resolution of these credits.

Due to the nature of collateral for commercial premium finance receivables, it customarily takes 60-150 days to convert the collateral into cash. Accordingly, the level of non-performing commercial premium finance receivables is not necessarily indicative of the loss inherent in the portfolio. In the event of default, Wintrust has the power to cancel the insurance policy and collect the unearned portion of the premium from the insurance carrier. In the event of cancellation, the cash returned in payment of the unearned premium by the insurer should generally be sufficient to cover the receivable balance, the interest and other charges due. Due to notification requirements and processing time by most insurance carriers, many receivables will become delinquent beyond 90 days while the insurer is processing the return of the unearned premium. Management continues to accrue interest until maturity as the unearned premium is ordinarily sufficient to pay-off the outstanding balance and contractual interest due.

Nonperforming Loans Rollforward

The table below presents a summary of the changes in the balance of non-performing loans, excluding covered loans, for the three and six month periods ending June 30, 2012 and 2011:

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Balance at beginning of period	$113,621	$155,387	$120,084	$142,132
Additions, net	35,860	45,742	53,727	101,910
Return to performing status	(1,116)	(2,193)	(2,038)	(3,368)
Payments received	(9,823)	(12,553)	(14,463)	(14,142)
Transfer to OREO	(6,555)	(12,926)	(13,156)	(35,351)
Charge-offs	(11,637)	(17,611)	(22,944)	(31,711)
Net change for niche loans (1)	570	226	(290)	(3,398)

Balance at end of period	$120,920	$156,072	$120,920	$156,072

(1)	This includes activity for premium finance receivables and indirect consumer loans.

Restructured Loans

The table below presents a summary of restructured loans for the respective period, presented by loan category and accrual status:

(Dollars in thousands)	June 30, 2012	March 31, 2012	June 30, 2011
Accruing:
Commercial	$21,478	$9,324	$12,396
Commercial real estate	128,662	134,516	72,363
Residential real estate and other	6,450	7,176	1,079

Total accrual	$156,590	$151,016	$85,838

Non-accrual: (1)
Commercial	$1,562	$1,465	$3,587
Commercial real estate	13,215	11,805	12,308
Residential real estate and other	939	760	1,311

Total non-accrual	$15,716	$14,030	$17,206

Total restructured loans:
Commercial	$23,040	$10,789	$15,983
Commercial real estate	141,877	146,321	84,671
Residential real estate and other	7,389	7,936	2,390

Total restructured loans	$172,306	$165,046	$103,044

(1)	Included in total non-performing loans.

At June 30, 2012, the Company had $172.3 million in loans with modified terms representing 185 credits in which economic concessions were granted to certain borrowers to better align the terms of their loans with their current ability to pay.

The table below presents a summary of restructured loans as of June 30, 2012 and June 30, 2011, and shows the changes in the balance during the periods presented:

Three Months Ended June 30, 2012

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total

Balance at beginning of period	$10,789	$146,321	$7,936	$165,046
Additions during the period	12,765	7,860	29	20,654
Reductions:
Charge-offs	(161)	(1,316)	(294)	(1,771)
Transferred to OREO	—	—	—	—
Removal of restructured loan status (1)	(200)	(1,414)	(273)	(1,887)
Payments received	(153)	(9,574)	(9)	(9,736)

Balance at period end	$23,040	$141,877	$7,389	$172,306

Three Months Ended June 30, 2011

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total

Balance at beginning of period	$18,202	$76,376	$1,991	$96,569
Additions during the period	277	32,459	409	33,145
Reductions:
Charge-offs	(1,533)	(8,766)	(4)	(10,303)
Transferred to OREO	—	(4,952)	—	(4,952)
Removal of restructured loan status (1)	—	(926)	—	(926)
Payments received	(963)	(9,520)	(6)	(10,489)

Balance at period end	$15,983	$84,671	$2,390	$103,044

(1)	Loan was previously classified as a troubled debt restructuring and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed.

Six Months Ended June 30, 2012

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total

Balance at beginning of period	$10,834	$112,796	$6,888	$130,518
Additions during the period	12,883	46,379	1,089	60,351
Reductions:
Charge-offs	(161)	(2,658)	(294)	(3,113)
Transferred to OREO	—	(2,129)	—	(2,129)
Removal of restructured loan status (1)	(200)	(1,877)	(273)	(2,350)
Payments received	(316)	(10,634)	(21)	(10,971)

Balance at period end	$23,040	$141,877	$7,389	$172,306

Six Months Ended June 30, 2011

(Dollars in thousands)	Commercial	Commercial Real Estate	Residential Real Estate and Other	Total

Balance at beginning of period	$18,028	$81,366	$1,796	$101,190
Additions during the period	1,962	39,946	604	42,512
Reductions:
Charge-offs	(2,533)	(10,964)	(4)	(13,501)
Transferred to OREO	—	(6,743)	—	(6,743)
Removal of restructured loan status (1)	(244)	(5,596)	—	(5,840)
Payments received	(1,230)	(13,338)	(6)	(14,574)

Balance at period end	$15,983	$84,671	$2,390	$103,044

(1)	Loan was previously classified as a troubled debt restructuring and subsequently performed in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) at a modified interest rate which represented a market rate at the time of restructuring. Per our TDR policy, the TDR classification is removed.

The Company’s approach to restructuring loans is built on its credit risk rating system which requires credit management personnel to assign a credit risk rating to each loan. In each case, the loan officer is responsible for recommending a credit risk rating for each loan and ensuring the credit risk ratings are appropriate. These credit risk ratings are then reviewed and approved by the bank’s chief credit officer or the director’s loan committee. Credit risk ratings are determined by evaluating a number of factors including a borrower’s financial strength, cash flow coverage, collateral protection and guarantees. The Company’s credit risk rating scale is one through ten with higher scores indicating higher risk. In the case of loans rated six or worse following modification, the Company’s Managed Assets Division evaluates the loan and the credit risk rating and determines that the loan has been restructured to be reasonably assured of repayment and of performance according to the modified terms and is supported by a current, well-documented credit assessment of the borrower’s financial condition and prospects for repayment under the revised terms.

A modification of a loan with an existing credit risk rating of six or worse or a modification of any other credit, which will result in a restructured credit risk rating of six or worse must be reviewed for troubled debt restructuring (“TDR”) classification. In that event, our Managed Assets Division conducts an overall credit and collateral review. A modification of a loan is considered to be a TDR if both (1) the borrower is experiencing financial difficulty and (2) for economic or legal reasons, the bank grants a concession to a borrower that it would not otherwise consider. The modification of a loan where the credit risk rating is five or better both before and after such modification are not reviewed for TDR status. Based on the Company’s credit risk rating system, it considers that borrowers whose credit risk rating is five or better are not experiencing financial difficulties and therefore, are not considered TDRs.

TDRs are reviewed at the time of modification and on a quarterly basis to determine if a specific reserve is needed. The carrying amount of the loan is compared to the expected payments to be received, discounted at the loan’s original rate, or for collateral dependent loans, to the fair value of the collateral. Any shortfall is recorded as a specific reserve.

All credits determined to be a TDR will continue to be classified as a TDR in all subsequent periods, unless the borrower has been in compliance with the loan’s modified terms for a period of six months (including over a calendar year-end) and the modified interest rate represented a market rate at the time of a restructuring. The Managed Assets Division, in consultation with the respective loan officer, determines whether the modified interest rate represented a current market rate at the time of restructuring. Using knowledge of current market conditions and rates, competitive pricing on recent loan originations, and an assessment of various characteristics of the modified loan (including collateral position and payment history), an appropriate market rate for a new borrower with similar risk is determined. If the modified interest rate meets or exceeds this market rate for a new borrower with similar risk, the modified interest rate represents a market rate at the time of restructuring. Additionally, before removing a loan from TDR classification, a review of the current or previously measured impairment on the loan and any concerns related to future performance by the borrower is conducted. If concerns exist about the future ability of the borrower to meet its obligations under the loans based on a credit review by the Managed Assets Division, the TDR classification is not removed from the loan.

Each restructured loan was reviewed for impairment at June 30, 2012 and approximately $3.4 million of impairment was present and appropriately reserved for through the Company’s normal reserving methodology in the Company’s allowance for loan losses.

Other Real Estate Owned

The table below presents a summary of other real estate owned, excluding covered other real estate owned, as of June 30, 2012 and shows the activity for the respective period and the balance for each property type:

	Three Months Ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	June 30, 2011
Balance at beginning of period	$76,236	$86,523	$85,290
Disposals/resolved	(7,523)	(11,681)	(8,253)
Transfers in at fair value, less costs to sell	8,850	6,876	10,190
Additions from acquisition	—	—	—
Fair value adjustments	(5,010)	(5,482)	(4,455)

Balance at end of period	$72,553	$76,236	$82,772

	Period End
Balance by Property Type	June 30, 2012	March 31, 2012	June 30, 2011
Residential real estate	$7,830	$6,647	$7,196
Residential real estate development	13,464	14,764	16,591
Commercial real estate	51,259	54,825	58,985

Total	$72,553	$76,236	$82,772

Covered Assets

In conjunction with FDIC-assisted transactions, the Company entered into loss share agreements with the FDIC. These agreements cover realized losses on loans, foreclosed real estate and certain other assets. These loss share assets are measured separately from the loan portfolios because they are not contractually embedded in the loans and are not transferable with the loans should the Company choose to dispose of them. Fair values at the acquisition dates were estimated based on projected cash flows available for loss-share based on the credit adjustments estimated for each loan pool and the loss share percentages. The loss share assets are also separately measured from the related loans and foreclosed real estate and recorded separately on the Consolidated Statements of Condition. Subsequent to the acquisition date, reimbursements received from the FDIC for actual incurred losses will reduce the loss share assets. Additional expected losses, to the extent such expected losses result in the recognition of an allowance for loan losses, will increase the loss share assets. The loss share agreements with the FDIC require the Company to reimburse the FDIC in the event that actual losses on covered assets are lower than the original loss estimates agreed upon with the FDIC with respect of such assets in the loss share agreements. The allowance for loan losses for loans acquired in FDIC-assisted transactions is determined without giving consideration to the amounts recoverable through loss share agreements (since the loss share agreements are separately accounted for and thus presented “gross” on the balance sheet). On the Consolidated Statements of Income, the provision for credit losses is reported net of changes in the amount recoverable under the loss share agreements. Reductions to expected losses, to the extent such reductions to expected losses are the result of an improvement to the actual or expected cash flows from the covered assets, will reduce the loss share assets. The increases in cash flows for the purchased loans are recognized as interest income prospectively.

The following table provides a comparative analysis for the period end balances of the covered asset components and any changes in the allowance for covered loan losses.

(Dollars in thousands)	June 30, 2012	March 31, 2012	June 30, 2011

Period End Balances:
Loans	$614,062	$691,220	$408,669
Other real estate owned	34,860	40,851	31,053
Other assets	916	—	—
FDIC Indemnification asset	222,568	263,212	110,049

Total covered assets	$872,406	$995,283	$549,771

Allowance for Covered Loan Losses Rollforward:
Balance at beginning of quarter	$17,735	$12,977	$4,844
Provision for covered loan losses before benefit attributable to FDIC loss share agreements	11,591	11,229	2,599
Benefit attributable to FDIC loss share agreements	(9,294)	(8,983)	(2,078)

Net provision for covered loan losses	2,297	2,246	521
Increase in FDIC indemnification asset	9,294	8,983	2,076
Loans charged-off	(8,793)	(6,523)	—
Recoveries of loans charged-off	27	52	2

Net charge-offs	(8,766)	(6,471)	2

Balance at end of quarter	$20,560	$17,735	$7,443

Changes in Accretable Yield

The excess of cash flows expected to be collected over the carrying value of loans accounted for under ASC 310-30 is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loan, or pool of loans. The accretable yield is affected by:

•

Changes in interest rate indices for variable rate loans accounted for under ASC 310-30 – Expected future cash flows are based on the variable rates in effect at the time of the regular evaluations of cash flows expected to be collected;

•

Changes in prepayment assumptions – Prepayments affect the estimated life of loans accounted for under ASC 310-30 which may change the amount of interest income, and possibly principal, expected to be collected; and

•

Changes in the expected principal and interest payments over the estimated life – Updates to expected cash flows are driven by the credit outlook and actions taken with borrowers. Changes in expected future cash flows from loan modifications are included in the regular evaluations of cash flows expected to be collected.

The following table provides activity for the accretable yield of loans accounted for under ASC 310-30.

	Three Months Ended June 30, 2012		Three Months Ended June 30, 2011
(Dollars in thousands)	Bank Acquisitions	Life Insurance Premium Finance Loans	Bank Acquisitions	Life Insurance Premium Finance Loans

Accretable yield, beginning balance	$182,222	$15,848	$91,332	$25,543
Acquisitions	—	—	(2,005)	—
Accretable yield amortized to interest income	(13,387)	(2,749)	(7,977)	(5,122)
Accretable yield amortized to indemnification asset(1)	(18,063)	—	(5,591)	—
Reclassification from non-accretable difference(2)	7,590	1,145	1,831	3,673
Increases in interest cash flows due to payments and changes in interest rates	13,439	382	3,158	797

Accretable yield, ending balance (3)	$171,801	$14,626	$80,748	$24,891

	Six Months Ended June 30, 2012		Six Months Ended June 30, 2011
(Dollars in thousands)	Bank Acquisitions	Life Insurance Premium Finance Loans	Bank Acquisitions	Life Insurance Premium Finance Loans

Accretable yield, beginning balance	$173,120	$18,861	$39,809	$33,315
Acquisitions	2,288	—	5,102	—
Accretable yield amortized to interest income	(28,279)	(6,486)	(15,049)	(14,174)
Accretable yield amortized to indemnification asset(1)	(39,440)	—	(12,678)	—
Reclassification from non-accretable difference(2)	49,191	1,145	50,675	3,857
Increases in interest cash flows due to payments and changes in interest rates	14,921	1,106	12,889	1,893

Accretable yield, ending balance (3)	$171,801	$14,626	$80,748	$24,891

(1)	Represents the portion of the current period accreted yield, resulting from lower expected losses, applied to reduce the loss share indemnification asset.
(2)	Reclassification is the result of subsequent increases in expected principal cash flows.
(3)	As of June 30, 2012, the Company estimates that the remaining accretable yield balance to be amortized to the indemnification asset for the bank acquisitions is $88.2 million. The remainder of the accretable yield related to bank acquisitions is expected to be amortized to interest income.

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, Hinsdale Bank & Trust Company, North Shore Community Bank & Trust Company in Wilmette, Libertyville Bank & Trust Company, Barrington Bank & Trust Company, Crystal Lake Bank & Trust Company, Northbrook Bank & Trust Company, Schaumburg Bank & Trust Company, N.A., Village Bank & Trust in Arlington Heights, Beverly Bank & Trust Company in Chicago, Wheaton Bank & Trust Company, State Bank of The Lakes in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company and Town Bank in Hartland, Wisconsin. The banks also operate facilities in Illinois in Algonquin, Bloomingdale, Buffalo Grove, Cary, Chicago, Clarendon Hills, Deerfield, Downers Grove, Elgin, Frankfort, Geneva, Glencoe, Glen Ellyn, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Island Lake, Itasca, Lake Bluff, Lake Villa, Lincoln Park, Lindenhurst, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Orland Park, Palatine, Park Ridge, Prospect Heights, Ravenswood, Ravinia, Riverside, Rogers Park, Roselle, Sauganash, Skokie, Spring Grove, Vernon Hills, Wauconda, Western Springs, Willowbrook, Winnetka and Wood Dale and in Delafield, Elm Grove, Madison, Wales, Wisconsin.

Additionally, the Company operates various non-bank business units:

•	First Insurance Funding Corporation, one of the largest insurance premium finance companies operating in the United States, serves commercial and life insurance loan customers throughout the country.

•	First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada

•

Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.

•

Wintrust Mortgage, a division of Barrington Bank & Trust Company, engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.

•	Wayne Hummer Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.

•	Great Lakes Advisors provides money management services and advisory services to individual accounts.

•	Advanced Investment Partners, LLC is an investment management firm specializing in the active management of domestic equity investment strategies.

•	The Chicago Trust Company, a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.

•	Wintrust Information Technology Services Company provides information technology support, item capture and statement preparation services to the Wintrust subsidiaries.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “point,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2011 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, organic growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•

negative economic conditions that adversely affect the economy, housing prices, the job market and other factors that may affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;

•	the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;

•	estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;

•	the financial success and economic viability of the borrowers of our commercial loans;

•	the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for loan and lease losses;

•

changes in the level and volatility of interest rates, the capital markets and other market indices that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;

•	competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services);

•	failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of recent or future acquisitions;

•	unexpected difficulties and losses related to FDIC-assisted acquisitions, including those resulting from our loss-sharing arrangements with the FDIC;

•	any negative perception of the Company’s reputation or financial strength;

•	ability to raise capital on acceptable terms when needed;

•	disruption in capital markets, which may lower fair values for the Company’s investment portfolio;

•	ability to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations;

•	adverse effects on our information technology systems resulting from failures, human error or tampering;

•	accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;

•	the ability of the Company to attract and retain senior management experienced in the banking and financial services industries;

•	environmental liability risk associated with lending activities;

•	losses incurred in connection with repurchases and indemnification payments related to mortgages;

•	the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•	the soundness of other financial institutions;

•	the possibility that certain European Union member states will default on their debt obligations, which may affect the Company’s liquidity, financial conditions and results of operations;

•

unexpected difficulties or unanticipated developments related to the Company’s strategy of de novo bank formations and openings, which typically require over 13 months of operations before becoming profitable due to the impact of organizational and overhead expenses, startup phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets;

•	examinations and challenges by tax authorities;

•	changes in accounting standards, rules and interpretations and the impact on the Company’s financial statements;

•	the ability of the Company to receive dividends from its subsidiaries;

•	a decrease in the Company’s regulatory capital ratios, including as a result of further declines in the value of its loan portfolios, or otherwise;

•

legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those resulting from the Dodd-Frank Act;

•	restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business resulting from the Dodd-Frank Act;

•	increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the current regulatory environment, including the Dodd-Frank Act;

•	changes in capital requirements resulting from Basel II and III initiatives;

•	increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;

•	delinquencies or fraud with respect to the Company’s premium finance business;

•	credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;

•	the Company’s ability to comply with covenants under its securitization facility and credit facility;

•	fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation; and

•	significant litigation involving the Company.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by or on behalf of Wintrust. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEB CAST AND REPLAY

The Company will hold a conference call at 1:00 p.m. (CT) Thursday, July 19, 2012 regarding second quarter 2012 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #11619767. A simultaneous audio-only web cast and replay of the conference call may be accessed via the Company’s web site at (http://www.wintrust.com), Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the second quarter 2012 earnings press release will be available on the home page of the Company’s website at (http://www.wintrust.com) and at the Investor Relations, Investor News and Events, Press Releases link on its website.

WINTRUST FINANCIAL CORPORATION

Supplemental Financial Information

5 Quarter Trends

WINTRUST FINANCIAL CORPORATION – Supplemental Financial Information

Selected Financial Highlights – 5 Quarter Trends

(Dollars in thousands, except per share data)	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Selected Financial Condition Data (at end of period):
Total assets	$16,576,282	$16,172,018	$15,893,808	$15,914,804	$14,615,897
Total loans, excluding covered loans	11,202,842	10,717,384	10,521,377	10,272,711	9,925,077
Total deposits	13,057,581	12,665,853	12,307,267	12,306,008	11,259,260
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Total shareholders’ equity	1,722,074	1,687,921	1,543,533	1,528,187	1,473,386
Selected Statements of Income Data:
Net interest income	128,270	125,895	124,647	118,410	108,706
Net revenue (1)	179,205	172,918	169,559	185,657	145,358
Pre-tax adjusted earnings (2)	68,841	63,688	59,362	57,524	52,860
Net income	25,595	23,210	19,221	30,202	11,750
Net income per common share - Basic	$0.63	$0.61	$0.51	$0.82	$0.31
Net income per common share - Diluted	$0.52	$0.50	$0.41	$0.65	$0.25
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin (2)	3.51%	3.55%	3.45%	3.37%	3.40%
Non-interest income to average assets	1.26%	1.19%	1.11%	1.72%	1.04%
Non-interest expense to average assets	2.89%	2.99%	2.94%	2.72%	2.76%
Net overhead ratio (2) (3)	1.63%	1.80%	1.83%	1.00%	1.72%
Net overhead ratio - pre-tax adjusted earnings (2) (3)	1.46%	1.58%	1.62%	1.56%	1.59%
Efficiency ratio - FTE (2) (4)	65.63%	68.24%	69.99%	57.21%	67.22%
Efficiency ratio - pre-tax adjusted earnings (2) (4)	61.38%	62.31%	64.76%	63.69%	62.81%
Return on average assets	0.63%	0.59%	0.48%	0.77%	0.33%
Return on average common equity	6.08%	5.90%	4.87%	7.94%	3.05%
Average total assets	$16,319,207	$15,835,350	$16,014,209	$15,526,427	$14,105,136
Average total shareholders’ equity	1,695,440	1,564,662	1,531,936	1,507,717	1,460,071
Average loans to average deposits ratio	88.2%	88.1%	86.6%	85.0%	90.9%
Average loans to average deposits ratio (including covered loans)	93.4	93.5	91.9	90.7	94.8
Common Share Data at end of period:
Market price per common share	$35.50	$35.79	$28.05	$25.81	$32.18
Book value per common share (2)	$35.86	$35.25	$34.23	$33.92	$33.63
Tangible common book value per share (2)	$27.69	$27.57	$26.72	$26.47	$26.67
Common shares outstanding	36,340,843	36,289,380	35,978,349	35,924,066	34,988,125
Other Data at end of period: (8)
Leverage Ratio (5)	10.2%	10.5%	9.4%	9.6%	10.3%
Tier 1 Capital to risk-weighted assets (5)	12.4%	12.7%	11.8%	12.0%	12.3%
Total capital to risk-weighted assets (5)	13.5%	13.9%	13.0%	13.3%	13.5%
Tangible common equity ratio (TCE) (2) (7)	7.4%	7.5%	7.5%	7.4%	7.9%
Tangible common equity ratio, assuming full conversion of preferred stock (2) (7)	8.4%	8.6%	7.8%	7.7%	8.2%
Allowance for credit losses (6)	$124,823	$124,101	$123,612	$132,051	$119,697
Non-performing loans	120,920	113,621	120,084	133,976	156,072
Allowance for credit losses to total loans (6)	1.11%	1.16%	1.17%	1.29%	1.21%
Non-performing loans to total loans	1.08%	1.06%	1.14%	1.30%	1.57%
Number of:
Bank subsidiaries	15	15	15	15	15
Non-bank subsidiaries	8	7	7	7	7
Banking offices	100	98	99	99	88

(1)	Net revenue includes net interest income and non-interest income
(2)	See “Supplemental Financial Measures/Ratios” for additional information on this performance measure/ratio.
(3)

The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.

(4)	The efficiency ratio is calculated by dividing total non-interest expense by tax-equivalent net revenue (less securities gains or losses). A lower ratio indicates more efficient revenue generation.
(5)	Capital ratios for current quarter-end are estimated.
(6)	The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments, but excluding the allowance for covered loan losses.
(7)	Total shareholders’ equity minus preferred stock and total intangible assets divided by total assets minus total intangible assets
(8)	Asset quality ratios exclude covered loans.

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated Statements of Condition – 5 Quarter Trends

(In thousands)	(Unaudited) June 30, 2012	(Unaudited) March 31, 2012	December 31, 2011	(Unaudited) September 30, 2011	(Unaudited) June 30, 2011
Assets
Cash and due from banks	$176,529	$146,014	$148,012	$147,270	$140,434
Federal funds sold and securities purchased under resale agreements	15,227	14,588	21,692	13,452	43,634
Interest-bearing deposits with other banks	1,117,888	900,755	749,287	1,101,353	990,308
Available-for-sale securities, at fair value	1,196,702	1,869,344	1,291,797	1,267,682	1,456,426
Trading account securities	608	1,140	2,490	297	509
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	92,792	88,216	100,434	99,749	86,761
Brokerage customer receivables	31,448	31,085	27,925	27,935	29,736
Mortgage loans held-for-sale, at fair value	511,566	339,600	306,838	204,081	133,083
Mortgage loans held-for-sale, at lower of cost or market	14,538	10,728	13,686	8,955	5,881
Loans, net of unearned income, excluding covered loans	11,202,842	10,717,384	10,521,377	10,272,711	9,925,077
Covered loans	614,062	691,220	651,368	680,075	408,669

Total loans	11,816,904	11,408,604	11,172,745	10,952,786	10,333,746
Less: Allowance for loan losses	111,920	111,023	110,381	118,649	117,362
Less: Allowance for covered loan losses	20,560	17,735	12,977	12,496	7,443

Net loans	11,684,424	11,279,846	11,049,387	10,821,641	10,208,941
Premises and equipment, net	449,608	434,700	431,512	412,478	403,577
FDIC indemnification asset	222,568	263,212	344,251	379,306	110,049
Accrued interest receivable and other assets	710,275	463,394	444,912	468,711	389,634
Trade date securities receivable	—	—	634,047	637,112	322,091
Goodwill	330,896	307,295	305,468	302,369	283,301
Other intangible assets	21,213	22,101	22,070	22,413	11,532

Total assets	$16,576,282	$16,172,018	$15,893,808	$15,914,804	$14,615,897

Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$2,047,715	$1,901,753	$1,785,433	$1,631,709	$1,397,433
Interest bearing	11,009,866	10,764,100	10,521,834	10,674,299	9,861,827

Total deposits	13,057,581	12,665,853	12,307,267	12,306,008	11,259,260
Notes payable	2,457	52,639	52,822	3,004	1,000
Federal Home Loan Bank advances	564,301	466,391	474,481	474,570	423,500
Other borrowings	375,523	411,037	443,753	448,082	432,706
Secured borrowings - owed to securitization investors	360,825	428,000	600,000	600,000	600,000
Subordinated notes	15,000	35,000	35,000	40,000	40,000
Junior subordinated debentures	249,493	249,493	249,493	249,493	249,493
Trade date securities payable	19,025	—	47	73,874	2,243
Accrued interest payable and other liabilities	210,003	175,684	187,412	191,586	134,309

Total liabilities	14,854,208	14,484,097	14,350,275	14,386,617	13,142,511

Shareholders’ Equity:
Preferred stock	176,337	176,302	49,768	49,736	49,704
Common stock	36,573	36,522	35,982	35,926	34,988
Surplus	1,013,428	1,008,326	1,001,316	997,854	969,315
Treasury stock	(7,374)	(6,559)	(112)	(68)	(50)
Retained earnings	501,139	478,160	459,457	441,268	415,297
Accumulated other comprehensive income (loss)	1,971	(4,830)	(2,878)	3,471	4,132

Total shareholders’ equity	1,722,074	1,687,921	1,543,533	1,528,187	1,473,386

Total liabilities and shareholders’ equity	$16,576,282	$16,172,018	$15,893,808	$15,914,804	$14,615,897

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Consolidated Statements of Income (Unaudited) – 5 Quarter Trends

	Three Months Ended
(In thousands, except per share data)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Interest income
Interest and fees on loans	$144,100	$143,555	$143,514	$140,543	$132,338
Interest bearing deposits with banks	203	248	696	917	870
Federal funds sold and securities purchased under resale agreements	6	12	33	28	23
Securities	10,510	11,847	12,574	12,667	11,438
Trading account securities	10	9	6	15	10
Federal Home Loan Bank and Federal Reserve Bank stock	641	604	591	584	572
Brokerage customer receivables	221	211	203	197	194

Total interest income	155,691	156,486	157,617	154,951	145,445

Interest expense
Interest on deposits	17,273	18,030	19,685	21,893	22,404
Interest on Federal Home Loan Bank advances	2,867	3,584	4,186	4,166	4,010
Interest on notes payable and other borrowings	2,274	3,102	2,804	2,874	2,715
Interest on secured borrowings - owed to securitization investors	1,743	2,549	3,076	3,003	2,994
Interest on subordinated notes	126	169	176	168	194
Interest on junior subordinated debentures	3,138	3,157	3,043	4,437	4,422

Total interest expense	27,421	30,591	32,970	36,541	36,739

Net interest income	128,270	125,895	124,647	118,410	108,706
Provision for credit losses	20,691	17,400	18,817	29,290	29,187

Net interest income after provision for credit losses	107,579	108,495	105,830	89,120	79,519

Non-interest income
Wealth management	13,393	12,401	11,686	11,994	10,601
Mortgage banking	25,607	18,534	18,025	14,469	12,817
Service charges on deposit accounts	3,994	4,208	3,973	4,085	3,594
Gains on available-for-sale securities, net	1,109	816	309	225	1,152
Gain on bargain purchases, net	(55)	840	—	27,390	746
Trading (losses) gains	(928)	146	216	591	(30)
Other	7,815	10,078	10,703	8,493	7,772

Total non-interest income	50,935	47,023	44,912	67,247	36,652

Non-interest expense
Salaries and employee benefits	68,139	69,030	66,744	61,863	53,079
Equipment	5,466	5,400	5,093	4,501	4,409
Occupancy, net	7,728	8,062	7,975	7,512	6,772
Data processing	3,840	3,618	4,062	3,836	3,147
Advertising and marketing	2,179	2,006	3,207	2,119	1,440
Professional fees	3,847	3,604	3,710	5,085	4,533
Amortization of other intangible assets	1,089	1,049	1,062	970	704
FDIC insurance	3,477	3,357	3,244	3,100	3,281
OREO expenses, net	5,848	7,178	8,821	5,134	6,577
Other	15,572	14,455	14,850	12,201	13,264

Total non-interest expense	117,185	117,759	118,768	106,321	97,206

Income before taxes	41,329	37,759	31,974	50,046	18,965
Income tax expense	15,734	14,549	12,753	19,844	7,215

Net income	$25,595	$23,210	$19,221	$30,202	$11,750

Preferred stock dividends and discount accretion	$2,644	$1,246	$1,032	$1,032	$1,033

Net income applicable to common shares	$22,951	$21,964	$18,189	$29,170	$10,717

Net income per common share - Basic	$0.63	$0.61	$0.51	$0.82	$0.31

Net income per common share - Diluted	$0.52	$0.50	$0.41	$0.65	$0.25

Cash dividends declared per common share	$—	$0.09	$—	$0.09	$—

Weighted average common shares outstanding	36,329	36,207	35,958	35,550	34,971
Dilutive potential common shares	7,770	7,530	8,480	10,551	8,438

Average common shares and dilutive common shares	44,099	43,737	44,438	46,101	43,409

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Period End Loan Balances – 5 Quarter Trends

(Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Balance:
Commercial	$2,673,181	$2,544,456	$2,498,313	$2,337,098	$2,132,436
Commercial real estate	3,666,519	3,585,760	3,514,261	3,465,321	3,374,668
Home equity	820,991	840,364	862,345	879,180	880,702
Residential real-estate	375,494	361,327	350,289	326,207	329,381
Premium finance receivables - commercial	1,830,044	1,512,630	1,412,454	1,417,572	1,429,436
Premium finance receivables - life insurance	1,656,200	1,693,763	1,695,225	1,671,443	1,619,668
Indirect consumer (1)	72,482	67,445	64,545	62,452	57,718
Consumer and other	107,931	111,639	123,945	113,438	101,068

Total loans, net of unearned income, excluding covered loans	$11,202,842	$10,717,384	$10,521,377	$10,272,711	$9,925,077
Covered loans	614,062	691,220	651,368	680,075	408,669

Total loans, net of unearned income	$11,816,904	$11,408,604	$11,172,745	$10,952,786	$10,333,746

Mix:
Commercial	23%	22%	22%	21%	20%
Commercial real estate	31	32	31	32	33
Home equity	7	7	8	8	8
Residential real-estate	3	3	3	3	3
Premium finance receivables - commercial	15	13	13	13	14
Premium finance receivables - life insurance	14	15	15	15	16
Indirect consumer (1)	1	1	1	1	1
Consumer and other	1	1	1	1	1

Total loans, net of unearned income, excluding covered loans	95%	94%	94%	94%	96%
Covered loans	5	6	6	6	4

Total loans, net of unearned income	100%	100%	100%	100%	100%

(1)	Includes autos, boats, snowmobiles and other indirect consumer loans.

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Period End Deposits Balances – 5 Quarter Trends

(Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Balance:
Non-interest bearing	$2,047,715	$1,901,753	$1,785,433	$1,631,709	$1,397,433
NOW	1,780,872	1,756,313	1,698,778	1,633,752	1,530,068
Wealth Management deposits (1)	954,319	933,609	788,311	730,315	737,428
Money Market	2,335,238	2,306,726	2,263,253	2,190,117	1,985,661
Savings	958,295	943,066	888,592	867,483	736,974
Time certificates of deposit	4,981,142	4,824,386	4,882,900	5,252,632	4,871,696

Total deposits	$13,057,581	$12,665,853	$12,307,267	$12,306,008	$11,259,260

Mix:
Non-interest bearing	16%	15%	15%	13%	12%
NOW	14	14	14	13	14
Wealth Management deposits (1)	7	7	6	6	6
Money Market	18	18	18	18	18
Savings	7	8	7	7	7
Time certificates of deposit	38	38	40	43	43

Total deposits	100%	100%	100%	100%	100%

(1)

Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wayne Hummer Investments, trust and asset management customers of The Chicago Trust Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts of the Banks.

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin (Including Call Option Income) – 5 Quarter Trends

	Three Months Ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Net interest income	$128,741	$126,361	$125,101	$118,828	$109,114
Call option income	3,114	3,123	5,377	3,436	2,287

Net interest income including call option income	$131,855	$129,484	$130,478	$122,264	$111,401

Yield on earning assets	4.25%	4.41%	4.36%	4.41%	4.54%
Rate on interest-bearing liabilities	0.89	1.00	1.05	1.18	1.32

Rate spread	3.36%	3.41%	3.31%	3.23%	3.22%
Net free funds contribution	0.15	0.14	0.14	0.14	0.18

Net interest margin	3.51	3.55	3.45	3.37	3.40
Call option income	0.08	0.09	0.15	0.10	0.07

Net interest margin including call option income	3.59%	3.64%	3.60%	3.47%	3.47%

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin (Including Call Option Income – YTD Trends)

	Six Months Ended June 30,	Years Ended December 31,
(Dollars in thousands)	2012	2011	2010	2009	2008

Net interest income	$255,102	$463,071	$417,564	$314,096	$247,054
Call option income	6,237	13,570	2,235	1,998	29,024

Net interest income including call option income	$261,339	$476,641	$419,799	$316,094	$276,078

Yield on earning assets	4.33%	4.49%	4.80%	5.07%	5.88%
Rate on interest-bearing liabilities	0.94	1.23	1.61	2.29	3.31

Rate spread	3.39%	3.26%	3.19%	2.78%	2.57%
Net free funds contribution	0.14	0.16	0.18	0.23	0.24

Net interest margin	3.53	3.42	3.37	3.01	2.81
Call option income	0.09	0.10	0.02	0.02	0.33

Net interest margin including call option income	3.62%	3.52%	3.39%	3.03%	3.14%

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Quarterly Average Balances – 5 Quarter Trends

	Three Months Ended
(In thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Liquidity management assets	$2,781,730	$2,756,833	$3,051,850	$3,083,508	$2,591,398
Other earning assets	30,761	30,499	28,828	28,834	28,886
Loans, net of unearned income	11,300,395	10,848,016	10,662,516	10,200,733	9,859,789
Covered loans	659,783	667,242	652,157	680,003	418,129

Total earning assets	$14,772,669	$14,302,590	$14,395,351	$13,993,078	$12,898,202

Allowance for loan losses	(134,077)	(131,769)	(137,423)	(128,848)	(125,537)
Cash and due from banks	152,118	143,869	130,437	140,010	135,670
Other assets	1,528,497	1,520,660	1,625,844	1,522,187	1,196,801

Total assets	$16,319,207	$15,835,350	$16,014,209	$15,526,427	$14,105,136

Interest-bearing deposits	$10,815,018	$10,481,822	$10,563,090	$10,442,886	$9,491,778
Federal Home Loan Bank advances	514,513	470,345	474,549	486,379	421,502
Notes payable and other borrowings	422,146	505,814	468,139	461,141	338,304
Secured borrowings - owed to securitization investors	407,259	514,923	600,000	600,000	600,000
Subordinated notes	23,791	35,000	38,370	40,000	45,440
Junior subordinated notes	249,493	249,493	249,493	249,493	249,493

Total interest-bearing liabilities	$12,432,220	$12,257,397	$12,393,641	$12,279,899	$11,146,517

Non-interest bearing deposits	1,993,880	1,832,627	1,755,446	1,553,769	1,349,549
Other liabilities	197,667	180,664	333,186	185,042	148,999
Equity	1,695,440	1,564,662	1,531,936	1,507,717	1,460,071

Total liabilities and shareholders’ equity	$16,319,207	$15,835,350	$16,014,209	$15,526,427	$14,105,136

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Net Interest Margin – 5 Quarter Trends

	Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Yield earned on:
Liquidity management assets	1.69%	1.90%	1.85%	1.87%	2.04%
Other earning assets	3.04	2.96	2.90	2.98	2.89
Loans, net of unearned income	4.64	4.77	4.78	4.97	5.05
Covered loans	8.50	8.98	9.20	7.54	8.06

Total earning assets	4.25%	4.41%	4.36%	4.41%	4.54%

Rate paid on:
Interest-bearing deposits	0.64%	0.69%	0.74%	0.83%	0.95%
Federal Home Loan Bank advances	2.24	3.06	3.50	3.40	3.82
Notes payable and other borrowings	2.17	2.47	2.38	2.47	3.22
Secured borrowings - owed to securitization investors	1.72	1.99	2.03	1.99	2.00
Subordinated notes	2.10	1.91	1.79	1.65	1.69
Junior subordinated notes	4.97	5.01	4.77	6.96	7.01

Total interest-bearing liabilities	0.89%	1.00%	1.05%	1.18%	1.32%

Interest rate spread	3.36%	3.41%	3.31%	3.23%	3.22%
Net free funds/contribution	0.15	0.14	0.14	0.14	0.18

Net interest income/Net interest margin	3.51%	3.55%	3.45%	3.37%	3.40%

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Non-Interest Income – 5 Quarter Trends

	Three Months Ended
(In thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Brokerage	$6,396	$6,322	$5,960	$6,108	$6,208
Trust and asset management	6,997	6,079	5,726	5,886	4,393

Total wealth management	13,393	12,401	11,686	11,994	10,601

Mortgage banking	25,607	18,534	18,025	14,469	12,817
Service charges on deposit accounts	3,994	4,208	3,973	4,085	3,594
Gains on available-for-sale securities	1,109	816	309	225	1,152
Gain on bargain purchases	(55)	840	—	27,390	746
Trading gains (losses)	(928)	146	216	591	(30)
Other:
Fees from covered call options	3,114	3,123	5,377	3,436	2,287
Bank Owned Life Insurance	505	919	681	351	661
Administrative services	823	766	789	784	781
Miscellaneous	3,373	5,270	3,856	3,922	4,043

Total other income	7,815	10,078	10,703	8,493	7,772

Total Non-Interest Income	$50,935	$47,023	$44,912	$67,247	$36,652

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Non-Interest Expense – 5 Quarter Trends

	Three Months Ended
(In thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
Salaries and employee benefits:
Salaries	$37,237	$37,933	$36,676	$36,633	$32,008
Commissions and bonus	19,388	16,802	19,263	14,984	10,760
Benefits	11,514	14,295	10,805	10,246	10,311

Total salaries and employee benefits	68,139	69,030	66,744	61,863	53,079
Equipment	5,466	5,400	5,093	4,501	4,409
Occupancy, net	7,728	8,062	7,975	7,512	6,772
Data processing	3,840	3,618	4,062	3,836	3,147
Advertising and marketing	2,179	2,006	3,207	2,119	1,440
Professional fees	3,847	3,604	3,710	5,085	4,533
Amortization of other intangible assets	1,089	1,049	1,062	970	704
FDIC insurance	3,477	3,357	3,244	3,100	3,281
OREO expenses, net	5,848	7,178	8,821	5,134	6,577
Other:
Commissions - 3rd party brokers	1,069	1,021	872	936	991
Postage	1,330	1,423	1,322	1,102	1,170
Stationery and supplies	1,035	919	1,186	904	888
Miscellaneous	12,138	11,092	11,470	9,259	10,215

Total other expense	15,572	14,455	14,850	12,201	13,264

Total Non-Interest Expense	$117,185	$117,759	$118,768	$106,321	$97,206

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Allowance for Credit Losses, excluding covered loans – 5 Quarter Trends

	Three Months Ended
(Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Allowance for loan losses at beginning of period	$111,023	$110,381	$118,649	$117,362	$115,049
Provision for credit losses	18,394	15,154	16,615	28,263	28,666
Other adjustments	(272)	(238)	—	—	—
Reclassification from/(to) allowance for unfunded lending-related commitments	175	152	171	(66)	(317)

Charge-offs:
Commercial	6,046	3,262	6,377	8,851	7,583
Commercial real estate	9,226	8,229	13,931	14,734	20,691
Home equity	1,732	2,590	1,876	1,071	1,300
Residential real estate	388	175	1,632	926	282
Premium finance receivables - commercial	744	837	1,479	1,738	1,893
Premium finance receivables - life insurance	3	13	—	31	214
Indirect consumer	33	51	56	24	44
Consumer and other	51	310	824	282	266

Total charge-offs	18,223	15,467	26,175	27,657	32,273

Recoveries:
Commercial	246	257	541	150	301
Commercial real estate	174	131	286	299	463
Home equity	171	162	5	32	19
Residential real estate	3	2	2	3	3
Premium finance receivables - commercial	153	277	204	159	5,375
Premium finance receivables - life insurance	18	21	—	—	12
Indirect consumer	21	30	37	75	42
Consumer and other	37	161	46	29	22

Total recoveries	823	1,041	1,121	747	6,237

Net charge-offs	(17,400)	(14,426)	(25,054)	(26,910)	(26,036)

Allowance for loan losses at period end	$111,920	$111,023	$110,381	$118,649	$117,362

Allowance for unfunded lending-related commitments at period end	12,903	13,078	13,231	13,402	2,335

Allowance for credit losses at period end	$124,823	$124,101	$123,612	$132,051	$119,697

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.91%	0.49%	0.96%	1.60%	1.45%
Commercial real estate	1.01	0.92	1.56	1.69	2.40
Home equity	0.76	1.15	0.85	0.47	0.58
Residential real estate	0.20	0.11	1.07	0.80	0.25
Premium finance receivables - commercial	0.14	0.15	0.35	0.42	(0.99)
Premium finance receivables - life insurance	—	—	—	0.01	0.05
Indirect consumer	0.07	0.13	0.12	(0.33)	0.02
Consumer and other	0.05	0.49	2.35	0.84	0.98

Total loans, net of unearned income, excluding covered loans	0.62%	0.53%	0.93%	1.05%	1.06%

Net charge-offs as a percentage of the provision for credit losses	94.60%	95.20%	150.79%	95.21%	90.83%

Loans at period-end	$11,202,842	$10,717,384	$10,521,377	$10,272,711	$9,925,077
Allowance for loan losses as a percentage of loans at period end	1.00%	1.04%	1.05%	1.15%	1.18%
Allowance for credit losses as a percentage of loans at period end	1.11%	1.16%	1.17%	1.29%	1.21%

WINTRUST FINANCIAL CORPORATION – SUPPLEMENTAL FINANCIAL INFORMATION

Non-Performing Assets, excluding covered assets – 5 Quarter Trends

(Dollars in thousands)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011

Loans past due greater than 90 days and still accruing:
Commercial	$—	$—	$—	$—	$—
Commercial real-estate	—	73	—	1,105	—
Home equity	—	—	—	—	—
Residential real-estate	—	—	—	—	—
Premium finance receivables - commercial	5,184	4,619	5,281	4,599	4,446
Premium finance receivables - life insurance	—	—	—	2,413	324
Indirect consumer	234	257	314	292	284
Consumer and other	—	—	—	—	—

Total loans past due greater than 90 days and still accruing	5,418	4,949	5,595	8,409	5,054

Non-accrual loans:
Commercial	30,473	19,835	19,018	24,836	26,168
Commercial real-estate	56,077	62,704	66,508	69,669	89,793
Home equity	10,583	12,881	14,164	15,426	15,853
Residential real-estate	9,387	5,329	6,619	7,546	7,379
Premium finance receivables - commercial	7,404	7,650	7,755	6,942	10,309
Premium finance receivables - life insurance	—	—	54	349	670
Indirect consumer	132	152	138	146	89
Consumer and other	1,446	121	233	653	757

Total non-accrual loans	115,502	108,672	114,489	125,567	151,018

Total non-performing loans:
Commercial	30,473	19,835	19,018	24,836	26,168
Commercial real-estate	56,077	62,777	66,508	70,774	89,793
Home equity	10,583	12,881	14,164	15,426	15,853
Residential real-estate	9,387	5,329	6,619	7,546	7,379
Premium finance receivables - commercial	12,588	12,269	13,036	11,541	14,755
Premium finance receivables - life insurance	—	—	54	2,762	994
Indirect consumer	366	409	452	438	373
Consumer and other	1,446	121	233	653	757

Total non-performing loans	$120,920	$113,621	$120,084	$133,976	$156,072
Other real estate owned	66,532	69,575	79,093	86,622	82,772
Other real estate owned - obtained in acquisition	6,021	6,661	7,430	10,302	—

Total non-performing assets	$193,473	$189,857	$206,607	$230,900	$238,844

Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	1.14%	0.78%	0.76%	1.06%	1.23%
Commercial real-estate	1.53	1.75	1.89	2.04	2.66
Home equity	1.29	1.53	1.64	1.75	1.80
Residential real-estate	2.50	1.47	1.89	2.31	2.24
Premium finance receivables - commercial	0.69	0.81	0.92	0.81	1.03
Premium finance receivables - life insurance	—	—	—	0.17	0.06
Indirect consumer	0.51	0.61	0.70	0.70	0.65
Consumer and other	1.34	0.11	0.19	0.58	0.75

Total loans, net of unearned income	1.08%	1.06%	1.14%	1.30%	1.57%

Total non-performing assets as a percentage of total assets	1.17%	1.17%	1.30%	1.45%	1.63%

Allowance for loan losses as a percentage of total non-performing loans	92.56%	97.71%	91.92%	88.56%	75.20%